Exhibit 99.1
IMPORTANT NOTICE
IMPORTANT: You must read the following disclaimer before continuing. The notice on this page applies to the Consent Solicitation Memorandum (the “Memorandum”) following this Notice, whether received by email or otherwise received as a result of electronic communication and you are therefore advised to read this page carefully before reading, accessing or making any other use of the Memorandum. In reading, accessing or making any other use of the Memorandum, you agree to be bound by the terms and conditions on this page, including any modifications to them from time to time and any information you receive from us at any time.
THIS DOCUMENT (WHICH EXPRESSION WHEN USED IN THIS NOTICE INCLUDES THE MEMORANDUM) IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the contents of the Memorandum or the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the United Kingdom Financial Services and Markets Act 2000, or from another appropriately authorised independent financial adviser.
Confirmation of your representations: You have been sent the Memorandum at your request and on the basis that you have confirmed to UBS Limited (the “Solicitation Agent”), Lucid Issuer Services Limited (the “Tabulation Agent”) and Open Joint-Stock Company Vseukrainsky Aksionerny Bank (“VAB Bank”) that:
(a)	you are a holder or a beneficial owner of certain of the U.S.$125,000,000 10.125 per cent. Loan Participation Notes due 2010 issued by Credit Suisse International for the sole purpose of funding a loan to VAB Bank;

(b)	you are not located or resident in the Republic of Italy, you received the Memorandum and any invitation to participate in the consent solicitation (the “Consent Solicitation”) outside the Republic of Italy and you are not acting on behalf of investors located or resident in the Republic of Italy;

(c)	you shall not pass on the Memorandum to third parties or otherwise make the Memorandum publicly available in Ukraine;

(d)	you are not a person to whom it is unlawful to send the Memorandum or to make the Consent Solicitation under any other applicable law or regulation;

(e)	you consent to delivery of the Memorandum and any amendments or supplements thereto by electronic transmission to you; and

(f)	you have understood and agree to the terms set forth herein.
The Consent Solicitation is made for the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States.
It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since VAB Bank and all of its officers and directors are residents of a foreign country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates, or a foreign sovereign state, to subject themselves to a United States court’s judgment.
The Memorandum is being sent to U.S. holders pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Consent Solicitation has not been and will not be registered with the U.S. Securities and Exchange Commission (the “SEC”). The Notes have not been and will not be registered under the Securities Act or the securities law of any state or jurisdiction of the United States.
THE MEMORANDUM AND THE ATTACHED DOCUMENTS HAVE NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE MEMORANDUM, EXCEPT THAT VAB BANK HAS FURNISHED OR WILL FURNISH THE MEMORANDUM AND THE ATTACHED DOCUMENTS TO THE SEC. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.
You are reminded that the attached Memorandum has been delivered to you on the basis that you are a person into whose possession the Memorandum may lawfully be delivered in accordance with the laws of the jurisdiction in which you are located and/or resident and you may not, nor are you authorised to, deliver the Memorandum, electronically or otherwise, to any other person.
The distribution of the attached Memorandum in certain jurisdictions may be restricted by law and persons into whose possession the Memorandum comes are requested to inform themselves about, and to observe, any such restrictions. No action has been or will be taken in any jurisdiction in relation to the Consent Solicitation that would permit a public offering of securities.
The materials relating to the Consent Solicitation do not constitute, and may not be used in connection with, an offer or consent solicitation in any place where offers or consent solicitations are not permitted by law. This document has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic communication and consequently none of the Solicitation Agent, the Tabulation Agent, VAB Bank, the

Original Issuer, the New Issuer, the Principal Paying Agent, the Paying Agent or the Trustee (as each is defined in the Memorandum) or any person who controls such person, or, in each case, any director, officer, employee or agent of any such person or any affiliate of any such person, accepts any liability or responsibility whatsoever in respect of any differences or discrepancies between the Memorandum distributed to you in electronic format and the hard copy version available to you on request from the Solicitation Agent or the Tabulation Agent.
THE MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER AND, IN PARTICULAR, SHOULD NOT BE FORWARDED TO ANY ITALIAN PERSON OR TO ANY PERSON OR ADDRESS IN THE REPUBLIC OF ITALY. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF ITALY AND OTHER JURISDICTIONS.

The Consent Solicitation is made for the securities of a non-U.S. company. The Consent Solicitation is subject to disclosure requirements of a non-U.S. country that are different from those of the United States.
It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since VAB Bank and all of its officers and directors are residents of a non-U.S. country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates, or a foreign sovereign state, to subject themselves to a United States court’s judgment.
NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN THE REPUBLIC OF ITALY.
THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

CONSENT SOLICITATION MEMORANDUM
SOLICITATION OF CONSENTS
by
CREDIT SUISSE INTERNATIONAL
(the “Original Issuer” or the “Original Lender”)
acting in conjunction with
OPEN JOINT-STOCK COMPANY VSEUKRAINSKY AKSIONERNY BANK
(“VAB Bank” or the “Borrower”)
(incorporated in Ukraine)
and in conjunction with the proposed successor issuer, VAB FINANCE NO 1 LIMITED
(the “New Issuer” or the “New Lender”)
in respect of the
U.S.$125,000,000 10.125 per cent. Loan Participation Notes due 2010 (of which U.S.$122,000,000 are outstanding) (the
“Notes”) issued by, but with limited recourse to, the Original Issuer for the sole purpose of funding a loan to the
Borrower.

ISIN: XS0303241615	Common Code: 030324161	Swiss Security Number: 3132009
The Original Issuer (acting in conjunction with its proposed successor, the New Issuer), at the request and under the instructions of VAB Bank, hereby solicits (the “Solicitation”) proxies from the beneficial holders of the outstanding Notes (the “Noteholders”) to consider and, if thought fit, pass an extraordinary resolution (the “Extraordinary Resolution”) at a meeting of Noteholders to be held at 4.00 p.m. (London time) on 22 March 2010 (the “Meeting”) to approve amendments to (i) the terms and conditions of the Notes, (ii) the loan agreement dated 30 May 2007 entered into by the Original Issuer and VAB Bank relating to the Notes (the “Loan Agreement”), (iii) the trust deed dated 6 June 2007 entered into by the Original Issuer and the Trustee (as defined below) (the “Trust Deed”) and (iv) the agency agreement dated 6 June 2007 entered into by, inter alios, the Original Issuer, the Principal Paying Agent, the Paying Agent and the Trustee (each as defined below) (the “Agency Agreement”), as more fully described herein (the “Proposal”). Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Expiration Time will, if the Extraordinary Resolution is passed, receive the Partial Redemption Amount (as defined below) on the Original Maturity Date (as defined below).
THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NATIONAL BANK OF UKRAINE (THE “NBU”). TO THE EXTENT THAT THE AMENDMENTS TO THE LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU ON OR BEFORE THE SETTLEMENT DATE, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.
The Proposal has been formulated and is being proposed by the Borrower. None of the Original Issuer, the New Issuer, the Tabulation Agent, the Principal Paying Agent, the Paying Agent, the Trustee, the Solicitation Agent (as defined below) nor any of their affiliates has been involved in the formulation of the Proposal and none of them accepts any responsibility or liability for the sufficiency or adequacy of the Proposal or the legality, validity or enforceability of the Proposal. None of the Original Issuer, the New Issuer, the Trustee, the Tabulation Agent, the Principal Paying Agent, the Paying Agent, the Solicitation Agent nor any of their affiliates makes any recommendation to Noteholders as to whether or not to agree to the Proposal and to vote in favour of the Extraordinary Resolution.
The notice convening the Meeting at 4:00 p.m. (London time) on 22 March 2010 at the offices of White & Case LLP, 5 Old Broad Street, London EC2N 1DW, United Kingdom at which the Extraordinary Resolution to approve the Proposal and its implementation will be considered and, if thought fit, passed, has been published on 5 March 2010 in accordance with the terms and conditions of the Notes. A copy of the form of the notice is set out in Appendix A (Form of Notice of the Meeting) to this Consent Solicitation Memorandum (this “Memorandum”).
Subject to the terms and conditions specified in this Memorandum, Noteholders who submit a valid electronic voting instruction (an “Electronic Voting Instruction”) in favour of the Extraordinary Resolution by no later than 12:00 p.m. (London time) on the Expiration Date (as defined below) and who have not validly revoked their Electronic Voting Instruction or otherwise made arrangements to abstain from voting in respect of the Extraordinary Resolution will be entitled to receive the Partial Redemption Amount on the Original Maturity Date if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms. Noteholders who have submitted Electronic Voting Instructions prior to 12:00 p.m. (London time) on the Expiration Date shall not be entitled to revoke such instruction after such time on such date, unless (a) such a revocation is otherwise required by law or permitted by the Trust Deed and (b) the relevant Noteholder submits a revocation instruction in accordance with the terms of the relevant Clearing System to the applicable Clearing System. The redemption amount payable to a Noteholder shall be an amount (rounded down to the nearest U.S.$1,000) equal to 10 per cent. of the Qualifying Notes (as defined below) held by such Noteholder (the “Partial Redemption Amount”). By payment of the Partial Redemption Amount on the Original Maturity Date, such principal amount of Notes of the relevant Noteholder as is equal to the Partial Redemption Amount will be redeemed by the New Issuer and shall cease to accrue interest thereafter. If a Noteholder does not vote or votes against the Proposal, it will not be entitled to the Partial Redemption Amount. Subject to the Extraordinary Resolution being duly passed and having become effective in accordance with its terms, from the Settlement Date, outstanding Notes will accrue interest at the new rate of interest from and including the Settlement Date to but excluding the new Maturity Date irrespective of whether holders thereof voted for, against or did not vote in respect of the Extraordinary Resolution.
Subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms, all Noteholders shall be paid Accrued Interest (as defined below) on the Original Maturity Date. Accrued Interest shall be calculated on the basis of (i) the original rate of interest of the Notes (10.125 per cent.) in respect of the period from (and including) 14 December 2009 to (but excluding) the Settlement Date and (ii) the new rate of interest of the Notes (10.5 per cent.) in respect of the period from (and including) the Settlement Date to (but excluding) the Original Maturity Date.
Solicitation Agent
UBS INVESTMENT BANK
5 March 2010

Noteholders who submit or deliver their Electronic Voting Instructions after the Expiration Time (as defined below) will not be eligible to receive the Partial Redemption Amount.
Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Expiration Time will, if the Extraordinary Resolution is passed, receive the Partial Redemption Amount on the Original Maturity Date.
In each case where amounts are stated to be payable in respect of the Notes, the obligation of the Original Issuer, or following the Settlement Date, the New Issuer, to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for all amounts, if any, actually received by or for the account of the Original Issuer or the New Issuer, as applicable, pursuant to the Loan Agreement less amounts in respect of the Reserved Rights as defined in the Loan Agreement. The Original Issuer or the New Issuer, as applicable, will have no other financial obligation under the Notes.
NOTEHOLDERS MUST ENSURE DELIVERY OF THEIR ELECTRONIC VOTING INSTRUCTION VIA THE CLEARING SYSTEMS AND THE TABULATION AGENT (AS DEFINED BELOW) TO THE PRINCIPAL PAYING AGENT PRIOR TO THE EXPIRATION TIME, OR, IF EARLIER, BEFORE THE EXPIRATION TIME AND/OR EXPIRATION DATE SET BY THE RELEVANT CLEARING SYSTEM (AS DEFINED BELOW).
NOTEHOLDERS SHOULD CONTACT THEIR BROKER, DEALER, COMMERCIAL BANK, CUSTODIAN, TRUST COMPANY OR ACCOUNTHOLDER, AS THE CASE MAY BE, TO CONFIRM THE DEADLINE FOR RECEIPT OF THEIR ELECTRONIC VOTING INSTRUCTIONS SO THAT SUCH ELECTRONIC VOTING INSTRUCTIONS MAY BE PROCESSED AND DELIVERED TO THE TABULATION AGENT IN A TIMELY MANNER AND IN ACCORDANCE WITH THE RELEVANT DEADLINES.
UBS Limited (the “Solicitation Agent”) is acting exclusively for VAB Bank and no one else in relation to the Solicitation and will not be responsible to anyone other than VAB Bank for providing the protections afforded to their customers or for giving advice in relation to the Solicitation. The Solicitation Agent and/or its associates may have a holding in, or may from time to time provide advice or other investment services in relation to, or engage in transactions involving, the Notes.
Direct participants in any Clearing System by submission of Electronic Voting Instructions authorise such Clearing System to disclose their identity to the Original Issuer, the New Issuer, VAB Bank, the Solicitation Agent, the Principal Paying Agent, the Paying Agent, Lucid Issuer Services Limited (the “Tabulation Agent”) and the Trustee.
BEFORE MAKING ANY DECISIONS IN RESPECT OF THE PROPOSAL NOTEHOLDERS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS MEMORANDUM AND IN PARTICULAR THE RISK FACTORS SET OUT ON PAGES 17 THROUGH 23 (INCLUSIVE) OF THIS MEMORANDUM.
The distribution of this Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this Memorandum comes are required by the Original Issuer, the New Issuer, the Principal Paying Agent, the Paying Agent, the Trustee, the Tabulation Agent, VAB Bank and the Solicitation Agent to inform themselves about, and to observe, any such restrictions. The Proposal is not being made to Noteholders in any jurisdiction in which the Proposal or acceptance thereof would not be in compliance with the laws of such jurisdiction.
Capitalised terms used herein are defined in “Definitions”. References in this Memorandum to a specific time are, unless otherwise indicated herein, to London time on the relevant day or date.
Questions relating to the terms of the Solicitation and requests for additional copies of this Memorandum may be directed to the Solicitation Agent at the address and telephone number set forth at the end of this Memorandum. Questions or requests for assistance in connection with voting at the meeting and/or the delivery of Electronic Voting Instructions must be directed to the Tabulation Agent at the address and telephone number set forth at the end of this Memorandum.

VAB Bank accepts responsibility for the information contained in this Memorandum. To the best of the knowledge and belief of VAB Bank (having taken all reasonable care to ensure that such is the case), the information contained in this Memorandum is in accordance with the facts and does not omit anything likely to affect the import of such information. VAB Bank has not authorised the Solicitation Agent or any other person to give any information or to make any representation not contained in, or not consistent with, this Memorandum and, if given or made, such information or representation must not be relied upon as having been authorised by VAB Bank or any other person.
The statements made in this Memorandum are made as of the date hereof and delivery of this Memorandum and the accompanying materials at any time does not imply that the information herein or therein is correct as of any subsequent date.
None of the Original Issuer, the New Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Paying Agent or the Tabulation Agent has independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted or assumed by the Original Issuer, the New Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Paying Agent or the Tabulation Agent as to the accuracy or completeness of the information contained or incorporated by reference in this Memorandum or any other information provided by VAB Bank in connection with the Solicitation.
The distribution of this Memorandum may be restricted by law in certain jurisdictions. None of the Original Issuer, the New Issuer, VAB Bank, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent or any other person represents that this Memorandum may be lawfully distributed in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to an exemption thereunder, or assumes any responsibility for facilitating any such distribution. Persons into whose possession this Memorandum comes are required by the Original Issuer, the New Issuer, VAB Bank, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Paying Agent and the Tabulation Agent to inform themselves about, and to observe, any such restrictions. None of the Original Issuer, the New Issuer, VAB Bank, the Solicitation Agent, the Trustee, the Principal Paying Agent, the Paying Agent or the Tabulation Agent will incur any liability for the failure of any person or persons to comply with the provisions of any such restrictions.
This Memorandum is issued and directed only to the Noteholders and no other person shall be, or is entitled to rely or act on, or be able to act on, its content.
The Solicitation Agent and/or the Original Issuer and/or, following the Settlement Date, the New Issuer may, to the extent permitted by applicable law, have or hold a position in the Notes and the Solicitation Agent may, to the extent permitted by applicable law, make or continue to make a market in, or consent in respect of, or act as principal in any transactions in, or relating to, or otherwise act in relation to, the Notes. The Solicitation Agent and/or the Original Issuer and/or, following the Settlement Date, the New Issuer shall, however, in no circumstances be under any obligation to hold any positions in the Notes or to make or continue any market in the Notes.
As more fully described in this Memorandum, Note(s) in respect of which Electronic Voting Instructions are being delivered may not be traded or transferred during the period beginning at the time at which the Noteholder delivers, or instructs the Accountholder through which it holds such Notes to deliver such Electronic Voting Instructions to the relevant Clearing System, and ending as soon as reasonably practicable after the Settlement Date (see “Voting and Quorum - Blocking of Accounts” below).
IN ADDITION, THE NOTES OF A QUALIFYING NOTEHOLDER (AS DEFINED BELOW) WHICH ARE TO BE REDEEMED ON THE ORIGINAL MATURITY DATE WILL CONTINUE TO BE BLOCKED UNTIL THE ORIGINAL MATURITY DATE. ALL OTHER NOTES OF SUCH QUALIFYING NOTEHOLDER WILL BE RELEASED PURSUANT TO THE PARAGRAPH ABOVE.
NOTEHOLDERS MUST MAKE THEIR OWN DECISION WITH REGARD TO GIVING ELECTRONIC VOTING INSTRUCTIONS IN RESPECT OF THE EXTRAORDINARY RESOLUTION. NONE OF THE ORIGINAL ISSUER, THE NEW ISSUER, VAB BANK, THE

TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT, THE PAYING AGENT OR THE TABULATION AGENT MAKES ANY RECOMMENDATION IN CONNECTION WITH THE SOLICITATION. NONE OF THE ORIGINAL ISSUER, THE NEW ISSUER, VAB BANK, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT, THE PAYING AGENT OR THE TABULATION AGENT EXPRESSES ANY VIEWS AS TO THE MERITS OF THE AMENDMENTS OR THE EXTRAORDINARY RESOLUTION SET OUT IN THE NOTICE.
IN ACCORDANCE WITH ACCEPTED AND NORMAL PRACTICE, THE TRUSTEE EXPRESSES NO OPINION AS TO THE MERITS OF THE PROPOSAL AS PRESENTED TO NOTEHOLDERS IN THIS MEMORANDUM. FURTHERMORE, THE TRUSTEE MAKES NO ASSESSMENT OF THE IMPACT OF THE PROPOSAL AS PRESENTED TO NOTEHOLDERS ON THE INTERESTS OF THE NOTEHOLDERS EITHER AS A CLASS OR AS INDIVIDUALS AND MAKES NO RECOMMENDATION AS TO WHETHER CONSENTS TO THE PROPOSAL SHOULD BE GIVEN.
EACH PERSON RECEIVING THIS MEMORANDUM ACKNOWLEDGES THAT SUCH PERSON HAS NOT RELIED ON ANY OF THE ORIGINAL ISSUER, THE NEW ISSUER, VAB BANK, THE TRUSTEE, THE SOLICITATION AGENT, THE PRINCIPAL PAYING AGENT, THE PAYING AGENT, OR THE TABULATION AGENT IN CONNECTION WITH ITS DECISION ON HOW TO VOTE IN RELATION TO THE EXTRAORDINARY RESOLUTION. NOTEHOLDERS SHOULD CONSULT WITH THEIR BROKER, FINANCIAL ADVISER, LEGAL COUNSEL OR OTHER ADVISERS REGARDING THE TAX, ACCOUNTING, LEGAL AND OTHER IMPLICATIONS OF THE SOLICITATION.
THE INFORMATION PRESENTED IN THIS MEMORANDUM HAS BEEN PREPARED OR OBTAINED BY VAB BANK. NONE OF THE ORIGINAL ISSUER, THE NEW ISSUER, OR THE SOLICITATION AGENT HAS ASSUMED ANY RESPONSIBILITY FOR THE INDEPENDENT VERIFICATION OF THE INFORMATION CONTAINED HEREIN OR OTHERWISE MADE AVAILABLE IN CONNECTION WITH THE PROPOSAL AND MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. NOTHING CONTAINED IN THIS MEMORANDUM IS, OR SHOULD BE RELIED ON AS, A PROMISE OR REPRESENTATION AS TO THE FUTURE PERFORMANCE OF VAB BANK.
THIS MEMORANDUM DOES NOT PURPORT TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A NOTEHOLDER MAY DESIRE IN EVALUATING THE PROPOSAL. EACH NOTEHOLDER MUST CONDUCT AND RELY ON ITS OWN EVALUATION OF THE BORROWER AND THE TERMS OF THE PROPOSAL, INCLUDING THE MERITS AND RISKS INVOLVED, IN AGREEING TO THE PROPOSAL. SEE “RISK FACTORS”.

IMPORTANT NOTICE TO NOTEHOLDERS
A Noteholder may communicate Electronic Voting Instructions via the Clearing Systems and the Tabulation Agent to the Principal Paying Agent as to how it wishes the votes in respect of the Note(s) beneficially owned by it to be cast at the Meeting.
The Clearing Systems will require Electronic Voting Instructions with respect to the Extraordinary Resolution for Noteholders who are their Accountholders sufficiently in advance of the Expiration Time on the Expiration Date so that such Electronic Voting Instructions may be communicated to the Tabulation Agent prior to the stated deadline.
Noteholders whose Notes are held on their behalf by a broker, dealer, commercial bank, custodian, trust company or Accountholder must contact and request such broker, dealer, commercial bank, custodian, trust company or Accountholder to effect the relevant Electronic Voting Instructions on their behalf sufficiently in advance of the Expiration Time on the Expiration Date in order for such Electronic Voting Instructions to be delivered to the relevant Clearing System in accordance with any deadlines they may set and in time for transmission to the Tabulation Agent prior to the stated deadline.
Noteholders must provide their Electronic Voting Instructions by transmitting them or procuring their transmission to the relevant Clearing System. A Noteholder may (a) approve the Extraordinary Resolution by voting or communicating voting instructions, in favour of the Extraordinary Resolution in which case the Noteholder may become eligible for the Partial Redemption Amount; or (b) reject the Extraordinary Resolution by voting, or communicating voting instructions, against the Extraordinary Resolution, in which case the Noteholder would not be eligible for the Partial Redemption Amount; or (c) abstain from voting action, in which case the Noteholder would not be eligible for the Partial Redemption Amount.
Voting instructions must be given to the Tabulation Agent by delivery of an Electronic Voting Instruction or otherwise in accordance with the usual procedures of the Clearing Systems. (See “Voting and Quorum — Delivery of Electronic Voting Instructions” below.) If the Extraordinary Resolution is passed at the Meeting, each Noteholder will be bound by the Extraordinary Resolution, whether or not such Noteholder was present at such Meeting and whether or not such Noteholder voted in respect of, or in favour of, the Extraordinary Resolution.

TABLE OF CONTENTS

Summary	8
Documents Incorporated by Reference	12
Definitions	13
Expected Timetable of Events	16
Risk Factors	17
Tax Consequences	24
Background to Consent Solicitation	25
Substitution of the Original Issuer for the New Issuer	31
The Solicitation	32
Voting and Quorum	34
General/Contact Details	38

SUMMARY
The following summary is provided solely for the convenience of Noteholders. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Memorandum, including under the heading “The Solicitation”.
The Solicitation
The Original Issuer (acting in conjunction with its proposed successor, the New Issuer), at the request and under the instructions of VAB Bank, is soliciting the approval of the Noteholders, by way of Extraordinary Resolution, of the Amendments to certain provisions of the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement. A meeting of the Noteholders is being convened for the purpose of obtaining their approval of such Amendments. In consideration for, and subject to, the passing of the Extraordinary Resolution by the Noteholders, VAB Bank is offering each Noteholder who votes in favour of the Extraordinary Resolution prior to the Expiration Time (subject to the terms and conditions set out in this Memorandum) to redeem such Noteholder’s Qualifying Notes in an amount equal to the Partial Redemption Amount on the Original Maturity Date.
Among other things, the Original Issuer (acting in conjunction with its proposed successor, the New Issuer), at the request and under the instructions of VAB Bank, has requested that the Noteholders approve the following changes to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement to take effect on the Settlement Date:
1.	The substitution of the Original Issuer with the New Issuer;

2.	The substitution of the Original Lender with the New Lender;

3.	The extension of the final maturity date of the Notes from 14 June 2010 to the fourth anniversary of the Original Maturity Date;

4.	The extension of the repayment date of the Loan from 14 June 2010 to the fourth anniversary of the Original Maturity Date;

5.	An increase in the rate of interest on the Notes from 10.125 per cent. per annum to 10.5 per cent. per annum effective from the Settlement Date;

6.	An increase in the rate of interest on the Loan from 10.125 per cent. per annum to 10.5 per cent. per annum effective from the Settlement Date;

7.	The change in frequency of the payment of interest under the Notes from semi-annually to quarterly, payable every quarter year after the Original Maturity Date commencing on the Original Maturity Date;

8.	The change in frequency of the payment of interest under the Loan from semi-annually to quarterly, payable every quarter year after the Original Maturity Date commencing on the Original Maturity Date;

9.	The addition of a partial redemption under the Notes;

10.	The addition of a partial repayment under the Loan;

11.	An amendment to paragraph (j) of the definition of “Permitted Liens” in the Loan Agreement to increase the maximum permitted aggregate principal amount of Indebtedness secured by Liens at any one time from 15 per cent. to 20 per cent. of the Group’s assets as determined pursuant to the terms of the Loan Agreement;

12.	An amendment to the form of each of the Permanent Global Note and the Definitive Note so that the only instance in which a Noteholder may exchange its interests in the Permanent Global Note for a

Definitive Note would be in the event that the Clearing Systems permanently go out of business without a successor; and

13.	The change in the minimum denomination of the Notes from U.S.$100,000 to U.S.$90,000; and

14.	All other consequential changes to the Conditions, the Loan Agreement, the Trust Deed or the Agency Agreement as are necessary for or expedient to the modifications set out above in paragraphs (1) to (13) above.
In addition to the above, Noteholders will be asked to give their consent to removing the existing Permanent Global Note (as defined in the Trust Deed) from the Common Depositary and replacing it with a new Permanent Global Note reflecting the applicable changes listed above.
Prior to the Meeting, the New Issuer has agreed with the Borrower, the Original Issuer and the Solicitation Agent to convert to a public limited company.
None of the Original Issuer, the New Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Paying Agent, the Tabulation Agent or any other person makes any recommendation to Noteholders as to whether or not to agree to the Proposal and how to vote on the Extraordinary Resolution. Before making any decisions in respect of the Proposal, Noteholders should carefully consider all of the information contained in this Memorandum and in particular the Risk Factors set out on pages 17 through 23 (inclusive) of this Memorandum.
Quorum
The quorum required at the Meeting shall be two or more persons validly (in accordance with the provisions of the Trust Deed) present (each a “voter”) in person holding, or being proxies and representing or holding, not less than two thirds of the aggregate principal amount of the outstanding Notes, provided however that so long as at least two thirds of the aggregate principal amount of the outstanding Notes is represented by a Global Note (as defined in the Trust Deed), a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.
If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting shall be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be approved by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting. Notice of any adjourned meeting shall be given in the same manner as notice of the Meeting, save that 10 days’ notice (exclusive of the day on which the notice is given and of the day on which the adjourned meeting is to be resumed) shall be given. At any adjourned meeting, the quorum shall be as set out in the notice relating to such adjourned meeting.
If the Meeting is adjourned for lack of quorum, it is the intention of VAB Bank to arrange for a notice convening the adjourned meeting to be sent to the holder of the Notes as soon as reasonably practicable following such adjournment.
Conditions to the Implementation of the Amendments
THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT THE AMENDMENTS TO THE LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU ON OR BEFORE THE SETTLEMENT DATE, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.
Required Majority
The Extraordinary Resolution requires a majority of not less than three-quarters of the votes cast to be passed at the Meeting (or, if applicable, adjourned meeting). If passed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting, and each of them shall be bound to give effect to it accordingly.
Partial Redemption Amount
The Partial Redemption Amount is being offered to each Noteholder who approves the Extraordinary Resolution by delivering (and not subsequently revoking) Electronic Voting Instructions in favour of the Extraordinary Resolution at the Meeting at which the Extraordinary Resolution is passed, in consideration for, and subject to, the passing of the Extraordinary Resolution, as further described herein.
Subject to the terms and conditions specified in this Memorandum, Noteholders who submit a valid Electronic Voting Instruction, in favour of the Extraordinary Resolution by no later than 12:00 p.m. (London time) on the Expiration Date and who do not revoke their Electronic Voting Instruction or otherwise make arrangements to abstain from voting in respect of the Extraordinary Resolution will be entitled to receive the Partial Redemption Amount on the Original Maturity Date if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms. Noteholders who have submitted Electronic Voting Instructions prior to 12:00 p.m. (London time) on the Expiration Date shall not be entitled to revoke such instruction after such time on such date, unless (a) such a revocation is otherwise required by law or permitted by the Trust Deed and (b) the relevant Noteholder submits a revocation instruction in accordance with the terms of the relevant Clearing System to the applicable Clearing System. See “Revocation of Voting Instructions” below. The Partial Redemption Amount payable to a Noteholder shall be an amount (rounded down to the nearest U.S.$1,000) equal to 10 per cent. of the Qualifying Notes held by such Noteholder. By payment of the Partial Redemption Amount on the Original Maturity Date, such principal amount of Notes of the relevant Noteholders as is equal to the Partial Redemption Amount will be redeemed by the New Issuer.
If a Noteholder does not vote or votes against the Proposal, it will not be entitled to the Partial Redemption Amount. Subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms, from the Settlement Date, outstanding Notes will accrue interest at the new rate of interest from and including the Settlement Date to but excluding the new Maturity Date irrespective of whether holders thereof voted for, against or did not vote in respect of the Extraordinary Resolution.
Noteholders who submit or deliver their Electronic Voting Instructions after the Expiration Date will not be eligible to vote nor to receive the Partial Redemption Amount.
The Partial Redemption Amount will be transferred to the Clearing Systems for onward delivery to Noteholders to whom it is payable on the Original Maturity Date subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms. A Qualifying Noteholder eligible for the Partial Redemption Amount will have 10 per cent. of its Qualifying Notes (rounded down to the nearest U.S.$1,000) blocked in the Clearing Systems until the Original Maturity Date. The remaining 90 per cent. of the Qualifying Notes will be free to trade in the Clearing Systems following the Settlement Date.
Accrued Interest
Subject to the Extraordinary Resolution having been duly passed and having becoming effective in accordance with its terms, all Noteholders shall be paid Accrued Interest the Original Maturity Date. Accrued Interest shall be calculated on the basis of (i) the original rate of interest of the Notes (10.125 per cent.) in respect of the period from (and including) 14 December 2009 to (but excluding) the Settlement Date and (ii) the new rate of interest of the Notes (10.5 per cent.) in respect of the period from (and including) the Settlement Date to (but excluding) the Original Maturity Date.
Voting Procedures
Voting instructions may only be delivered through Accountholders in accordance with the customary procedures of the Clearing Systems. Beneficial owners of Notes who are not Accountholders must arrange through their broker, dealer, bank, custodian, trust company or other nominee to contact the Accountholder through which they hold their Notes in the relevant Clearing System so that voting instructions may be delivered in respect of such Notes.
Revocation of Voting Instructions
Noteholders who have validly submitted Electronic Voting Instructions prior to the Expiration Time may thereafter revoke such instruction only as required by law or permitted by the Trust Deed and provided such Noteholder submits a revocation instruction in accordance with the terms of the relevant Clearing System to such Clearing System.
Any Noteholder who revokes their Electronic Voting Instruction, votes against the Extraordinary Resolution or abstains from voting will not be entitled to receive the Partial Redemption Amount, if the Extraordinary Resolution is duly passed.

DOCUMENTS INCORPORATED BY REFERENCE
This Memorandum contains important information which Noteholders should read carefully before making any decision with respect to giving Electronic Voting Instructions.
This Memorandum should be read and construed in conjunction with the following documents, each of which is expressly incorporated by reference herein. References to this Memorandum shall mean this document together with each document listed below.
The following documents incorporated by reference herein are available, along with additional copies of this Memorandum, for inspection and/or collection, as indicated below, at the office of the Principal Paying Agent, Deutsche Bank AG, London Branch at: Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, at the office of the Paying Agent, Credit Suisse at: Paradeplatz 8 CH-8070, Zurich, Switzerland, at the offices of the Solicitation Agent, UBS Limited at: 1 Finsbury Avenue, London EC2M 2PP, United Kingdom; and at the office of the Tabulation Agent, Lucid Issuer Services Limited at: Leroy House, 436 Essex Road, London N1 3QP, United Kingdom.
At any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) from the date of this Memorandum and during the Meeting:
•	the Trust Deed;

•	the Loan Agreement;

•	the Agency Agreement;

•	this Memorandum; and

•	the Notice of the Meeting.
DOCUMENTS AVAILABLE FOR INSPECTION
In addition, the following documents are available for inspection and collection at the addresses stated above during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to and during the Meeting:
•	the draft Supplemental Trust Deed (including the Amended Conditions);

•	the draft Supplemental Agency Agreement; and

•	the draft Supplemental Loan Agreement.
If any aspect of the Proposal set out herein is amended after the date of this Memorandum but before the date of the Meeting (or adjourned meeting, as applicable), Noteholders will be notified of the fact that such amendments have been made by an announcement made via a notice through the Clearing Systems.

DEFINITIONS
In this Memorandum, the following capitalised terms shall, unless otherwise defined or the context otherwise requires, have the meanings ascribed to them below:

“Accountholder”	A direct accountholder with the Clearing Systems.

“Accrued Interest”	All accrued and unpaid interest on the Notes payable in accordance with the Conditions from (and including) the last interest payment date (being 14 December 2009) to (but excluding) the Original Maturity Date to be calculated in accordance with the Conditions on the basis of (i) the original rate of interest of the Notes (10.125 per cent.) in respect of the period from (and including) 14 December 2009 to (but excluding) the Settlement Date and (ii) the new rate of interest of the Notes (10.5 per cent.) in respect of the period from (and including) the Settlement Date to (but excluding) the Original Maturity Date.

“Agency Agreement”	The Agency Agreement dated 6 June 2007 between, inter alios, the Original Issuer, the Principal Paying Agent, the Paying Agent and the Trustee as supplemented, amended or restated from time to time.

“Amended Conditions”	The terms and conditions of the Notes as amended pursuant to the Supplemental Trust Deed and which will take effect from the Settlement Date.

“Amendments”	Amendments to the Conditions of the Notes, the Trust Deed, the Agency Agreement and the Loan Agreement for the purpose of affecting the changes outlined in the Proposal and as set out in the Notice of Meeting annexed hereto as Appendix A (Form of Notice of the Meeting).

“Beneficial Owner”	Has the meaning set out in “Voting and Quorum — Meeting Provisions”.

“Borrower”	Open Joint-Stock Company Vseukrainsky Aksionerny Bank.

“Business Day”	A day, other than a Saturday or a Sunday or a public holiday, on which commercial banks and foreign exchange markets are open for business in New York, London and Kiev.

“Clearing Systems”	The clearing and settlement systems operated by Euroclear and Clearstream, Luxembourg, respectively.

“Clearstream, Luxembourg”	Clearstream Banking, société anonyme, Luxembourg.

“Conditions”	The terms and conditions of the Notes and the term “relevant Condition” shall be construed accordingly.

“Electronic Voting Instruction”	The Electronic Voting Instruction completed, in accordance with the standard procedures of the Clearing Systems, by Beneficial Owners not wishing to attend the Meeting.

“Euroclear”	Euroclear Bank S.A./N.V.

“Expiration Date”	19 March 2010.

“Expiration Time”	12:00 p.m. (London time) on the Expiration Date, or, with respect to an adjourned meeting such other date as may be notified to Noteholders by the Tabulation Agent and set in accordance with the terms of the Trust Deed, the adjourned expiration date.

“Extraordinary Resolution”	The Extraordinary Resolution to be proposed and considered at the Noteholders’ Meeting, details and notice of which are set out in this Memorandum.

“Holder”	Deutsche Bank AG, London Branch, the current holder of the global note.

“Loan”	The loan to the Borrower made upon and subject to the terms, conditions and provisions of the Loan Agreement.

“Loan Agreement”	The Loan Agreement dated 30 May 2007 between the Original Issuer and VAB Bank.

“Memorandum”	This consent solicitation memorandum dated 5 March 2010.

“NBU”	National Bank of Ukraine.

“New Issuer”	VAB Finance No 1 Limited.

“Noteholders”	The beneficial holders of the outstanding Notes.

“Noteholders Meeting” or “Meeting”	The meeting of the Noteholders to be held at 4:00 p.m. (London time) on 22 March 2010 convened to consider, and if thought fit, to pass the Extraordinary Resolution.

“Notes”	The U.S.$125,000,000 10.125 per cent. Loan Participation Notes due 2010 issued on a limited recourse basis by the Original Issuer (of which U.S.$122,000,000 are outstanding).

“Notice of Meeting”	The notice to the Noteholders dated 5 March 2010 convening the Meeting of the holders of the Notes, the form of which is annexed hereto as Appendix A (Form of Notice of the Meeting).

“Original Issuer”	Credit Suisse International.

“Original Maturity Date”	14 June 2010 (being the repayment date of the Loan prior to its amendment in accordance with the Proposal).

“Partial Redemption Amount”	An amount (rounded down to the nearest U.S.$1,000) payable to a Qualifying Noteholder equal to 10 per cent. of the Qualifying Notes held by such Noteholder.

“Paying Agent”	Credit Suisse.

“Principal Paying Agent”	Deutsche Bank AG, London Branch.

“Proposal”	The solicitation by the Original Issuer (acting in conjunction with its proposed successor, the New Issuer), at the request and under the instructions of VAB Bank of consents to certain amendments to the Conditions, the Loan Agreement, the Trust Deed and the Agency Agreement as more particularly described in this Memorandum.

“Qualifying Noteholder”	A Noteholder who validly votes via an Electronic Voting Instruction transmitted to the relevant Clearing System in favour of the Extraordinary Resolution set out in a notice of meeting relating to the Notes.

“Qualifying Notes”	The aggregate principal amount of Notes of a Qualifying Noteholder in respect of which such Noteholder validly voted in favour of the Extraordinary Resolution via an Electronic Voting Instruction.

“Settlement Date”	Subject to the Extraordinary Resolution having been passed at the Meeting (which was not adjourned) and having become effective in accordance with its terms, the date on which the Supplemental Trust Deed (including the Amended Conditions), the Supplemental Loan Agreement, the Supplemental Agency Agreement and any ancillary documents thereto have become effective, which shall be on or about 29 March 2010.

“Solicitation Agent”	UBS Limited.

“Supplemental Agency Agreement”	The supplemental agency agreement to be entered into by the Original Issuer, the New Issuer, the Principal Paying Agent, the Paying Agent and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Available for Inspection”.

“Supplemental Loan Agreement”	The supplemental loan agreement to be entered into by the Original Issuer, the New Issuer and VAB Bank referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Available for Inspection”.

“Supplemental Trust Deed”	The supplemental trust deed to be entered into by the Original Issuer, the New Issuer and the Trustee referred to in the Extraordinary Resolution, a draft of which will be available for inspection as described under “Documents Available for Inspection”.

“Tabulation Agent”	Lucid Issuer Services Limited.

“Trust Deed”	The trust deed dated 6 June 2007 between the Original Issuer and the Trustee constituting the Notes as supplemented, amended or restated from time to time.

“Trustee”	Deutsche Trustee Company Limited acting in its capacity as trustee under the Trust Deed.

“UAH”	The Ukrainian hryvnia, the national currency of Ukraine.

EXPECTED TIMETABLE OF EVENTS
This timetable assumes that (a) the Meeting is quorate on the date on which it is first convened and, accordingly, no adjourned meetings are required and (b) new meetings are not convened in respect of the Notes. The Expiration Date and the Expiration Time, among others, can be amended under the terms of the Proposal. Accordingly, the actual timetable may differ significantly from the expected timetable set out below. The times stated below refer to the relevant time in London on the relevant date.
Noteholders holding Notes in the Clearing Systems should take steps to inform themselves of and to comply with the particular practice and policy of the relevant Clearing System. Noteholders who are not direct accountholders in the Clearing Systems should read carefully the provisions set out under “Voting and Quorum” below.

Event	Date and Time

Expiration Date and Expiration Time	12:00 p.m. 19 March 2010

Deadline for Noteholders to deliver or procure delivery to the Tabulation Agent of Electronic Voting Instructions in favour of the Extraordinary Resolution to be eligible to receive the Partial Redemption Amount on the Original Maturity Date.

Date and time of the Noteholders’ Meeting	4:00 p.m. 22 March 2010

The announcement via the Clearing Systems of the results of the Meeting.	As soon as reasonably practicable after the Meeting.

Settlement Date	Subject to the Extraordinary Resolution having been passed at the Meeting (and which had not been adjourned) and having become effective in accordance with its terms, the date on which the Supplemental Trust Deed (including the Amended Conditions), the Supplemental Loan Agreement, the Supplemental Agency Agreement and any ancillary documents thereto have become effective, which shall be on or about 29 March 2010.

Original Maturity Date	14 June 2010.

Settlement in respect of the Partial Redemption Amount and Accrued Interest.
The above times and dates are indicative only and will depend, among other things, on timely receipt (and non-revocation) of Electronic Voting Instructions and the passing of the Extraordinary Resolution. If the Meeting is adjourned, the relevant times and dates set out above will be modified accordingly and will be set out in the notice convening such adjourned meeting.
NOTEHOLDERS ARE ALSO ASKED TO NOTE THE CAVEATS SET OUT ON PAGES 9 THROUGH 11 (INCLUSIVE) OF THIS MEMORANDUM DESCRIBING INSTANCES IN WHICH, REGARDLESS OF WHETHER THE EXTRAORDINARY RESOLUTION IS SUCCESSFULLY PASSED, THE AMENDMENTS SET OUT THEREIN WILL NOT BECOME EFFECTIVE.
Noteholders are advised to check with any broker, dealer, bank, custodian, trust company or other trustee through which they hold Notes whether such broker, dealer, bank, custodian, trust company or other trustee would require receiving any notice or instructions prior to the deadlines set out above.

RISK FACTORS
Noteholders should carefully consider the risks described below as well as the other information set out in this document. VAB Bank’s business, financial condition or results of operations could be materially adversely affected by any or all of these considerations. Additionally some considerations may be unknown to VAB Bank and other considerations, currently believed to be immaterial, could turn out to be material.
Risks Relating to Ukraine
General
Conditions for the Ukrainian economy have been extremely unstable during the course of 2009 and this instability has continued into the first quarter of 2010. Despite signs of stabilisation, major question marks remain over the performance of the Ukrainian economy at a macro level. The economy has remained very energy intensive and is still insufficiently diversified, with exports remaining centred on metallurgical products. Consequently, the economy remains vulnerable to fluctuations in steel prices and to shocks resulting from Russia’s control over the supply of gas. In terms of business environment, high taxes, legal uncertainties and bureaucratic impediments have conspired to create a difficult business environment in which to operate. In addition the lack of an enduring political consensus on reforms has created uncertainty over the modernisation of the economy. There can be no assurance that these conditions will not continue to persist or indeed deteriorate and that they will not in turn impact the business of VAB Bank and its results of operations and financial condition.
Political Considerations
Recent political uncertainty in the lead-up to the elections (held on 17 January 2010 with a second round on 7 February 2010) has also contributed to the issues facing the Ukrainian economy. The election resulted in the declaration of Viktor Yanukovych as president by a small margin. Losing the presidential race, the incumbent Prime-Minister Yulia Tymoshenko was voted out of the Government on 3 March, following a vote of no confidences. Yanukovych’s Regions Party will now have to form its own coalition within 30 days and a government within another 60 days, or face a parliamentary election. As a result, uncertainty in the political arena may be prolonged even further.
It is possible that reforms and economic growth may be hindered as a result of such instability or the results of the last elections. Any circumstances or changes affecting the stability of the government or involving a rejection or reversal of reform policies favouring privatisation, industrial restructuring and administrative reform may have a material adverse effect on the economy and, thus, on the business of VAB Bank.
Relationships with Western Governments and Institutions
As part of its efforts to establish growing links with Western governments and institutions, Ukraine became a member of the World Trade Association in May 2008.
In addition Ukraine has taken steps to develop an increasingly close relationship with the EU, both economically and politically. At the Paris Summit in September 2008 an agreement was reached to start negotiations on an EU-Ukraine Association Agreement, which is to be the successor agreement to the existing Partnership and Cooperation Agreement signed in 1998. Several rounds of negotiations have since taken place. In November 2009, the Cooperation Council adopted the EU-Ukraine Association Agenda. This Agenda replaces the former Action Plan, and is designed to prepare for and facilitate the entry into force of the new Association Agreement. For 2010, a list of priorities for action was jointly agreed by Ukraine and the EU.
Despite these positive developments, following the recent elections in Ukraine, it remains unclear as to whether the pro-Western policies of President Viktor Yushchenko will be continued by his successor Viktor Yanukovich.
Furthermore on 15 November 2009, the IMF managing director announced that Ukraine, would not receive the payment due in November as part of the stand-by loan (U.S.$3.8 billion) due to disagreements on the implementation of the programme agreed with the Fund. Engagement with the IMF is seen by many commentators as essential to Ukraine’s long term economic health.
Any major changes in Ukraine’s relations with Western governments and institutions, in particular any such changes adversely affecting the ability of Ukrainian manufacturers to access world export markets, may have negative effects on the economy and thus on the business of VAB Bank.
Regional Relationships
Relations with Russia have continued to be strained in recent years. President Yushchenko denounced Moscow’s military intervention in Georgia in 2008. After flying to Tbilisi to assure Georgians of his country’s support, President Yushchenko signed an order imposing tough restrictions on the Black Sea Fleet, which is based in the Ukrainian port of Sevastopol.
During the early part of 2009 the ongoing dispute between Ukraine and Russia in relation to gas supplies reached a critical level. In January 2009 Russia cut off gas supplies for almost three weeks, affecting millions in the EU.
Ukraine’s ambition for NATO membership has raised tensions still further. Russia is opposed to the Ukrainian membership of NATO and Prime Minster Putin has threatened to target nuclear missiles at Ukraine if it joins NATO.
Many commentators have suggested that the election of Viktor Yanukovich to the Presidency may usher in a period of closer cooperation with Russia. However, there can be no assurance that relations with Russia will improve and any deterioration could have a negative effect on the Ukrainian economy and consequently negatively affect the business of VAB Bank and its results of operations and financial condition
External Debt
As Ukraine’s economic performance deteriorated last year amid the global recession and worsening domestic conditions, the ability of the state to meet its external debt obligations was increasingly being called into question. Credit default swaps on Ukrainian government issued eurobonds at one stage made Ukraine’s debt the most expensive sovereign debt in the world to insure. Continuing speculation over whether Ukraine could meet its debt obligations triggered several downgrades of its credit ratings during the course of 2009. Standard & Poor’s currently rates Ukraine’s foreign currency debt “CCC+”, seven levels below investment grade. Moody’s Investors Service ranks Ukraine’s debt “B2”, five notches below investment grade, while Fitch Ratings grades the country’s credit “B-”, the sixth-highest speculative grade. Commentators have also queried whether continuing political uncertainty means that any IMF package will be delayed until at least the autumn. While at the moment there are no imminent indications of a sovereign default, it is clear that markets continue to be wary of Ukraine’s ability to fulfil its debt obligations, which looks likely to result in a continued high cost of funding for the Ukrainian state. In addition, failure to secure a new IMF package in the autumn may further impact Ukraine’s ability to pay its debts.
Any default by Ukraine on its debt obligations would be likely to have a negative effect on the ability of Ukrainian entities to raise funds as well as potentially triggering, inter alia, a damaging currency crisis. Such events would in turn negatively affect the business of VAB Bank and its results of operations and financial condition.
Lack of Continued Access to Foreign Trade and Investment
Alongside with the global trading system damaged by the crisis, Ukraine also experienced a major impact. In 2009, Ukraine’s exports in goods and services plunged by 37.5 per cent. on the background of world price and demand reduction. With almost no foreign borrowings, low demand and UAH devaluation, imports reduced by 45 per cent. over 2009.
The increased risk of sovereign debt default amidst the background of severe economic crisis and lack of political consensus undermined foreign investors’ confidence in Ukraine. In 2009, foreign direct investment declined by 2.2 times compared to 2008, which together with extensive repayments of external debt by the government and private sectors with little or no refinancing opportunities in the international markets, resulted in Ukraine’s financial account deficit of -$11.8bn in 2009 compared to a $9.6 billion surplus in 2008.
Further deterioration of the world markets as well as continued lack of access to international financial markets, may have an adverse effect on the Ukrainian economy and negatively effect the business of VAB Bank.
Developing Legal System
There have been recent legislative developments which impose maximum interest rates on international borrowings by Ukrainian entities, prohibit early performance by Ukrainian borrowers of their obligations under loan agreements dealing with international borrowings and, in certain circumstances, limit or prohibit Ukrainian entities from “grossing up” lenders for the costs of Ukrainian withholding taxes on interest payments due on international borrowings. See “Background – Recent Legislative Developments”. VAB Bank is in compliance with the applicable legislation; however, these developments have affected the proposal being made with respect to the modifications to the Notes and may impose limitations on the ability of holders of Notes to accelerate the Notes upon the occurrence of an Event of Default and the ability of the Borrower to prepay the Loan in cases envisaged in the Loan Agreement. Moreover, no assurance can be given that further legal or regulatory developments will not impose further restrictions on VAB Bank’s obligations under the Loan or otherwise have a negative effect on the ability of VAB Bank to perform under the Loan.
Risks Relating to VAB Bank
Management of Risk
Rapidly growing during 2007 and the first half of 2008, VAB Bank’s total assets showed a subsequent downward trend following the market turmoil. VAB Bank’s total assets require continued monitoring by VAB Bank’s Asset and Liability Management Committee and Risk Management Department for risk management purposes and compliance with the NBU requirements. A significant result of the economic downturn was a substantial deterioration in asset quality. This decline in asset quality has required continuing focus by VAB Bank on credit quality and the adequacy of its provisioning levels and continued development in VAB Bank’s financial and management control.
VAB Bank’s strategy may not be successful
VAB Bank has reacted to the current economic situation by implementing a wide range of strategies. Although they are based on what VAB Bank believes to be the appropriate response to difficult market conditions there can be no assurance that these policies will prove successful in improving the VAB Bank’s results of operations and financial condition.
Principal Shareholders
There are two principal shareholder groups with significant interests in VAB Bank: Mr Sergey Maksimov and close family which controls (directly and indirectly) 35.4 per cent. of VAB Bank’s share capital and TBIF Financial Services B.V. (“TBIF”) which controls 63.01 per cent. If circumstances were to arise where the two groups were in dispute as to the direction of VAB Bank or the conduct of its activities, this could have a material adverse effect on the business of VAB Bank and its results of operations and financial condition. VAB Bank will rely upon shareholders for injection of capital to support its capital base, although no assurance can be given that, if VAB Bank requires a capital increase, they will procure subscription for any new shares or otherwise provide financing for VAB Bank.

Concentration of Funding and Liquidity Risks
In common with other banks in Ukraine, since the onset of the credit crisis, VAB Bank has relied almost exclusively on current accounts and short-term deposits of corporate and retail customers, NBU refinancing and shareholders’ injections to meet its funding needs. As with other Ukrainian banks, access to foreign capital markets has been blocked as foreign investors have significantly reduced their exposure to Ukrainian credits.
The current funding structure exposes VAB Bank to significant liquidity risks. The deposit base is predominately short term and is characterised by a high degree of volatility. Moreover, it has been substantially affected by the mass deposit withdrawals that hit the banking system during the fourth quarter of 2008 and the first half of 2009. Deposit recovery during the second half of 2009 has not been sufficient to offset the prior decline in deposits.
The absence of necessary long-term resources further aggravates mismatches between VAB Bank’s assets and liabilities with a negative cumulative maturity gap for a period of up to 6 months reaching almost UAH 1.5bn, according to data filed with the NBU as at 1 January 2010. There is no assurance that decreases in corporate deposits and/or unexpected withdrawals of retail deposits will not result in further expansion of the liquidity gap that VAB Bank will need to cover. Deterioration of the Ukrainian economy, inability to access alternate sources of funding in the international and local capital markets, the syndicated loan and interbank markets and/or significant withdrawals of corporate and retail deposits and continued mismatches between VAB Bank’s assets and liabilities may, together or separately, have a further material adverse effect on VAB Bank’s financial standing and raise concerns regarding VAB Banks ability to meet its repayment obligations under the Loan Agreement and the New Issuer’s ability to repay the Notes.
Dependence on NBU Support
VAB Bank is dependent on certain liquidity stabilisation loans in UAH from NBU. The outstanding amount as at 1 February 2010 in respect of the NBU stabilisation loans is UAH936 million (approximately U.S.$117million). The stabilisation loans have been raised in the course of 2009 and rolled over in December 2009 with first repayment tranches due in the third quarter of 2010. The interest rate of the NBU loans is 18-19 per cent. per annum. All NBU loans are secured by pledges over certain loans from the VAB Bank portfolio or mortgages over real estate of VAB Bank, which makes NBU a secured creditor with the requisite priority ranking. These NBU loans mature on 22 December 2010. While VAB Bank is in continuing discussions with the NBU with a view to extending the maturities of its NBU loans and change the repayment profiles to accommodate this restructuring proposal, there can be no assurance that such amendments will occur, the NBU will either be in a position to continue to fund such loans or consider the making of such loans to be appropriate in the future. In the event that such liquidity support loans are discontinued, VAB Bank may be in a position where its liquidity position is severely impaired which could in turn impact the business of VAB Bank and its results of operations and financial condition.
In addition, as the liquidity support loans are secured over assets of VAB Bank, NBU will rank as a secured creditor on an insolvency ahead of Noteholders. If such an insolvency were to occur, these security interests would also impact the pool of assets available to satisfy the claims of unsecured creditors such as the Noteholders.
Increasing Competition
As of 1 February 2010, there were 195 commercial banks registered in Ukraine, out of which 180 banks have been granted licenses by the National Bank of Ukraine to perform banking transactions. At present, the most active competition takes place among the top 30 banks which account for 81 per cent. of the total banking system’s assets. Rapid development of the Ukrainian economy in the pre-crisis years had created a benign investment climate in the country and evoked interest among investors. To date, there are 51 banks with foreign investments, of which 18 are fully foreign-owned.
With no access to the international and local capital markets, deposits remain basically the only source of funding for the banks. However, a series of banks’ defaults in late 2008 undermined customers’ confidence in the banking system and led to mass withdrawals of deposits in the first half of 2009. This has led to fierce competition among market players for attracting customer deposits and escalating interest rates.
In the aftermath of the economic crisis, the number of borrowers able to service debts has significantly decreased. As many banks plan to revive lending in 2010, this will likely lead to even stronger competition for the quality borrowers asserting further downward pressure on loan interest rates and narrowing spreads between deposit and loan rates.
If VAB Bank is unable to compete successfully in the Ukrainian banking sector, it can have a material negative effect on its business and its performance under the Loan and the New Issuer’s ability to perform under the Notes.
Capitalisation
Currently, VAB Bank’s total capital adequacy ratio is higher than the minimum total capital adequacy ratio set by the Basel Committee on Banking Regulation and Supervisory Practices (the "Basel Committee”) and the NBU guidelines. However, VAB Bank may face pressure on its capital adequacy ratios as a result of further asset quality deterioration and need to make further impairment charges which will negatively affect financial results and VAB Bank’s capitalisation.
Although VAB Bank’s management believes that the shareholders will contribute to the increase in VAB Bank’s share capital to enable VAB Bank to achieve the goals set forth in the strategic plan, no assurance can be given that existing or future shareholders will inject such capital in the future.
Risks Relating to the Notes
VAB Bank may not be able to continue to meet its obligations under the Loan Agreement related to the Notes if the Consent Solicitation is not completed and the Extraordinary Resolution does not take effect
VAB Bank has requested, inter alia, that Noteholders assent to its proposals to extend the maturity of the Notes from 14 June 2010 to the fourth anniversary of the Settlement Date. This extension to the maturity means that Noteholders will be exposed to the risk of a further deterioration in both global and local macro-economic conditions as well as a possible deterioration in the business of VAB Bank and its results of operations and financial condition for an extended period.
The Notes were issued by Credit Suisse International on a limited recourse basis for the sole purpose of funding a loan to VAB Bank. The Loan is due to be repaid by VAB Bank on 14 June 2010. While VAB Bank is in compliance with all covenants under the Loan Agreement as at the date of this Memorandum, and no Event of Default (as defined in the Loan Agreement) currently exists under the Loan, the Bank has concerns about its ability to meet its obligation to repay all amounts outstanding under the Loan at the maturity date.
Under the terms and conditions of the Notes, the Original Issuer (or, following the Settlement Date, the New Issuer) is obliged to make payments to Noteholders only to the extent of the amount of principal, interest, Additional Amounts (as defined in the Loan Agreement), if any, and Indemnity Amounts (as defined in the Loan Agreement), if any, actually received by or for the account of the Lender under the Loan Agreement, less any amount in respect of the Reserved Rights. Consequently, if VAB Bank fails to fully meet its obligations under the Loan Agreement, Noteholders will, on the maturity date, receive less than the scheduled amount of principal due and payable under the Notes.
VAB Bank is seeking to lengthen its redemption profile by extending the maturity of the Notes and Loan, which will give VAB Bank flexibility to manage through this difficult period and provide flexibility to manage its lending business and asset quality going forward, while providing the investors of the Notes with a partial cash redemption, full payment of accrued interest due and payable, amended Notes with higher and more frequent interest payments and no reduction in the principal amount due to existing holders of the Notes.

For the reasons set forth under the section entitled “Background to Consent Solicitation”, if the Consent Solicitation is not completed and the Extraordinary Resolution is not duly passed, there is a risk that VAB Bank may not be able to comply with its obligations under the Loan Agreement relating to the Notes if it is unable to source appropriate funding to refinance its obligations in respect of the Notes.
Future ratings of the Notes not assured and limited in scope
A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal by any rating agency at any time. Credit ratings represent a rating agency’s opinion regarding the credit quality of an asset but are not a guarantee of such quality.
There is no assurance that a rating accorded to the Notes will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. There can be no assurance that the ratings anticipated to be accorded to the Notes in the event the Extraordinary Resolution takes effect will be given by the rating agencies and, should they be so accorded, that such rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating assigned to the Notes (before or after the effect of the Extraordinary Resolution) is subsequently lowered for any reason, no person or entity is required to provide any additional support or credit enhancement with respect to the Notes and the market value of the Notes is likely to be adversely affected.
Similarly, given the methodology used by rating agencies to rate entities, it is possible that a rating agency may downgrade the rating of VAB Bank or its securities (including the Notes) following the launch of the Consent Solicitation, whether or not the Consent Solicitation is successful, and such action may affect the price of the Notes.
Risks Relating to the Consent Solicitation
Withdrawal; Termination
No assurance can be given that the Consent Solicitation will succeed. Completion of the Consent Solicitation is conditional upon the satisfaction or waiver of the conditions of the Consent Solicitation, as set forth in this Memorandum as set out on pages 8 through 11 (“Summary”) (inclusive). The submission of a valid Electronic Voting Instruction will be irrevocable on receipt of such Electronic Voting Instruction by the applicable Clearing System unless otherwise required by law or the Trust Deed. In addition, subject as provided in this Memorandum, VAB Bank, on behalf of the Original Issuer and in conjunction with the New Issuer, may, in its sole discretion, amend, terminate or withdraw the Consent Solicitation at any time and may, in its sole discretion, waive conditions to the Consent Solicitation after the date of this Memorandum.
There is no assurance that the NBU will register the amendments to the Loan Agreement envisaged in the Proposal
The amendments to the Loan Agreement resulting from the Proposal contemplated herein shall be subject to registration with the NBU. There can be no assurance that the NBU will register any such amendments to the Loan Agreement and a failure to have such amendments to the Loan Agreement registered with the NBU would mean that the Proposal would not be effective.
The New Issuer is an orphan special purpose vehicle, incorporated under the laws of England and Wales as an English private limited company, that has no revenue-generating operations or business of its own and will depend on solely cash received from the Borrower in order to make payments on the Notes. Prior to the Meeting, the New Issuer has agreed with the Borrower, the Original Issuer and the Solicitation Agent to convert to a public limited company.
The New Issuer is an orphan special purpose vehicle, incorporated under the laws of England and Wales as an English private limited company, that was formed in connection with the Consent Solicitation to take over the role of issuer from the Original Issuer. The New Issuer conducts no revenue-generating operations. The ability of the New Issuer to make interest and principal payments on the Notes is therefore dependent on its rights to receive such payments under the Loan Agreement, as will be amended by the Supplemental Loan Agreement. The Notes will remain issued on a limited recourse basis. Under the terms and conditions of the

Notes, the New Issuer will be obliged to make payments to Noteholders only to the extent of the amount of principal interest, Additional Amounts (as defined in the Loan Agreement), if any, and Indemnity Amounts as, defined in the Loan Agreement, if any, actually received by or for the account of the Lender under the Loan Agreement, less any amount in respect of Reserved Rights. If these payments are not made by VAB Bank, for whatever reason, the New Issuer will not have any other sources of funds available to it that would permit it to make payments on the Notes and under the Trust Deed and, to the extent no amounts are received from VAB Bank, has no obligation to make any payment to Noteholders. In such circumstances, Noteholders would have to rely upon claims for payment as a result of enforcing the security under the Trust Deed, as amended by any Supplemental Trust Deed, which is subject to conditions on enforcement as well as the risks and limitations thereon. Prior to the Meeting, the New Issuer has agreed with the Borrower, the Original Issuer and the Solicitation Agent to convert to a public limited company.
Tax Consequences; Responsibility to Consult Advisers
Noteholders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating or declining to participate in the Consent Solicitation.
Responsibility for assessing the merits of the Proposal
Each Noteholder is responsible for assessing the merits of the Proposal. None of the Original Issuer, the New Issuer, the Solicitation Agent, the Principal Paying Agent, the Paying Agent, the Tabulation Agent nor the Trustee has made or will make any assessment of the merits of the Proposal or of the impact of the Proposal on the interests of the Noteholders either as individuals or collectively.
Noteholders are advised to check with the bank, securities broker, dealer, custodian, trust company, Accountholder, Clearing Systems or other intermediary through which they hold their Notes whether such intermediary applies different deadlines for any of the events specified in this Consent Solicitation Memorandum, and then to allow for such deadlines if such deadlines are prior to the deadlines set out in this Consent Solicitation Memorandum.

TAX CONSEQUENCES
In view of the number of different jurisdictions where tax laws may apply to a Noteholder, this Memorandum does not discuss the tax consequences for Noteholders arising from their participation in the Proposal and the Solicitation or in relation to the Amendments. Noteholders are urged to consult their own professional advisers regarding these possible tax consequences under the laws of the jurisdictions that apply to them. Noteholders are liable for their own taxes and have no recourse to the Original Issuer, the New Issuer, VAB Bank, the Solicitation Agent, the Principal Paying Agent, the Paying Agent, the Trustee or the Tabulation Agent with respect to taxes arising in connection with the Proposal or the Solicitation.

BACKGROUND TO CONSENT SOLICITATION
Background
Information contained in this section, including related to VAB Bank and the banking sector is general, has been derived from financial and statistical information filed with the NBU based on Ukrainian GAAP, from VAB Bank’s most recent consolidated six month IFRS (as defined below) financial statements and VAB Bank’s management accounts dated 31 December 2009 and 31 January 2010. There are significant differences between Ukrainian GAAP and the International Financial Reporting Standards issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Reporting Interpretations Committee of the IASB (as amended, supplemented or re-issued from time to time) (“IFRS”) and, accordingly, the trends reflected below should not be viewed as indicative of the performance or condition of VAB Bank as reflected in future financial statements produced by the Borrower under IFRS.
The Notes were issued by Credit Suisse International on a limited recourse basis for the sole purpose of funding a loan to VAB Bank. The Loan is due to be repaid by VAB Bank on 14 June 2010. While VAB Bank is in compliance with all covenants under the Loan Agreement, as at the date of this Memorandum, and no Event of Default currently exists under the Loan or its outstanding syndicated and bilateral facilities, VAB Bank has concerns about its ability to meet its obligation to repay all amounts outstanding under the Loan at the maturity date.
Under the terms and conditions of the Notes, the Original Issuer is (and from the Settlement Date, the New Issuer will be) obliged to make payments to Noteholders only to the extent of the amount of principal, interest, Additional Amounts (as defined in the Loan Agreement), if any, and Indemnity Amounts (as defined in the Loan Agreement), if any, actually received by or for the account of the Lender under the Loan Agreement, less any amount in respect of the Reserved Rights.
Consequently, if VAB Bank fails to fully meet its obligations under the Loan Agreement, Noteholders will, on the maturity date, receive less than the scheduled amount of principal due and payable under the Notes.
The Ukrainian Economy
Ukraine’s economy is among the most severely affected in Europe by current economic conditions, contracting by an estimated 15 per cent. last year according to data of the Ministry of Economy of Ukraine and leading some investors to fear that the country could default on its debt payments.
The rapid deterioration of the Ukrainian economy amid the global economic slowdown has inevitably impacted VAB Bank’s business. Like other Ukrainian banks, VAB Bank has been affected by a significant devaluation (by more than 60 per cent.) of the Ukrainian currency according to the NBU, the UAH, and increasing customers’ defaults in its corporate and retail loan portfolio.
In addition, an increased level of sovereign risk perception generally and Ukraine in particular has significantly reduced lenders’ appetite for further Ukrainian exposure. Net foreign direct investment inflow stood at U.S.$5.6 billion as at year end 2009 compared to U.S.$10.9 billion as at year end 2008 (according to the Ukrainian State Statistics Committee). In addition a U.S.$16.4 billion IMF programme was suspended last year, following disagreement among Ukrainian authorities.
Recent political uncertainty in the lead-up to the elections (held on 17th January 2010 with a second round on 7th February 2010) has also contributed to the issues facing the Ukrainian economy. The two round election resulted in the declaration of Mr. Viktor Yanukovich as president by a small margin. Having failed to secure election as president, the incumbent Prime-Minister Yulia Tymoshenko is also likely to be voted out of the Government within the coming weeks leading to a further period of political uncertainty.
The Ukrainian Banking Sector
According to NBU data, Ukrainian banks ended 2009 with expenditures out-pacing their revenues. Since April 2009, banking deposits have shown moderate but steady growth, although this could not offset the overall trend which resulted in a decline of 8.9 per cent. over the year with retail deposits declining by 1.5 per cent. and corporate deposits shrinking by 20.0 per cent.

Ukranian banks have adopted a cautious and restricted approach to corporate lending and indebtedness so there is almost no lending to individuals and accordingly, banking system loans dropped by 5.7 per cent. over 2009.
NBU reported the level of problem loans within the sector to have reached UAH69.9 billion as of year end 2009 (a four-fold increase from year end 2008). The ratio of problem loans to total loans deteriorated to 9.4 per cent. at year end 2009 from 2.3 per cent. at year end 2008.
Bank losses totalled UAH38.5 billion compared to UAH7.3 billion profit at year end 2008, driven by significant provisioning volumes (a 74.7 per cent. rise from year end 2008).
Downgrades by major rating agencies of Ukraine’s country rating in February to May triggered a series of negative rating actions towards Ukrainian banks. This mainly reflected the continuing fragility of the Ukrainian economy and financial system, the increased risks to the banking system and the currency crisis.
As of 1 February 2009 NBU introduced temporary administration at 11 banks. Liquidation proceedings in relation to another nine banks have been initiated since the onset of the September 2008 crisis.
VAB Bank — Liquidity situation
For the six months ended 30 June 2009 VAB Bank experienced a net loss of U.S.$22,624 thousand. The loss was primarily driven by significant impairment provision charges against a background of contracting interest and commission income and increased costs of funding. The deterioration of loan portfolio quality, business activity slowdown and the existing vulnerability of the deposit base exerted further negative pressure on VAB Bank’s financial results as of year end 2009.
Although, as of year end 2009 VAB Bank was in a positive cash position, its cash and cash equivalents remained substantially at the level of year end 2008, following the financial crisis which was significantly lower than at year end 2007.
This amount of cash and cash equivalents will be insufficient to meet VAB Bank’s obligations to repay principal under the Loan to the Original Issuer and consequently the Notes (see “Risk Factors”). Moreover, VAB Bank is required to hold a certain minimum liquidity amount to remain in compliance with regulatory requirements and maintain its operations as a going concern.
VAB Bank’s available liquidity is composed of short-term funding. Therefore, VAB Bank remains exposed to significant mismatches between assets and liabilities arising from the short-term deposit base and longer tenor of its loan portfolio. Substantial negative gap starts in the “up to 1 month” interval and further expands in the “3-6 month” interval during which period payment of principal under the Notes falls due (approximately UAH1.5 billion accumulated negative gap).
The situation is further aggravated by the absence of refinancing opportunities both on local and international markets. VAB Bank had to request NBU support which was received in the form of a stabilisation facility that was rolled-over in December 2009 until 2010 (of which UAH936 million is outstanding). VAB Bank has no material repayments coming due before June 2010 when the Notes mature, other than ongoing obligations to corporate and retail depositors.
Two significant factors that have affected VAB Bank’s liquidity were its deposit base and its loan portfolio.
VAB Bank — Deposit base and loan portfolio
VAB Bank’s deposit portfolio has been substantially affected by the mass deposit withdrawals that hit the banking system in the fourth quarter of 2008 to the first half of 2009. The fall in deposits was greatest in the first quarter and second quarter of 2009, but VAB Bank’s deposits managed to slightly recover in the second half of the year. However, the growth in retail deposits in the second half of 2009 could not offset a 27.6 per cent. fall (approximately U.S.$138 million) of total deposits in the first half of 2009, with VAB Bank’s deposit portfolio shrinking significantly during the year.
VAB Bank’s current deposit base is predominately short term in nature and is characterised by a high degree of volatility. The volatility can be attributed to a range of factors influencing the behaviour of corporate and retail customers, mainly the dramatic local currency devaluation and a lack of confidence in the shattered banking system.
VAB Bank’s loan portfolio remained almost unchanged during 2009 as a result of its policy of restricted lending to selected corporate customers and almost no new lending to individuals since the fourth quarter of 2008. As of 30 June 2009 loans to customers totalled U.S.$769 million.
The denomination of significant amounts of customer loans in foreign currencies (approximately 56 per cent. of the loan portfolio), mainly in US dollars, and the pronounced devaluation of the UAH have materially impacted the ability of borrowers to repay their loans and has caused the spur of customer defaults and loan delinquencies, both, corporate and retail.
The level of non-performing loans (“NPLs”) is expected to reach 29.6 per cent. of the overall loan portfolio as of year end 2009 demonstrating more than three-fold growth since 1 January 2009.
Loan loss provisions grew substantially by 50 per cent. to U.S.$75 million as of 30 June 2009 reflecting the increase in loan delinquencies, with a further increase in the second half of 2009 (expected to be approximately U.S.$110 million). The coverage ratio is expected to further increase from 9.8 per cent. as of the first half of 2009 to about 14.6 per cent. as of year end 2009.
VAB Bank’s strategy
The above factors mean that VAB Bank’s short-term liquidity remains under significant pressure. In order to combat these constraints, VAB Bank has implemented the following strategies:
•	Liquidity accumulation through limited lending and taking steps to restore deposit base by introducing loyalty programmes and offering favourable deposit terms.

•	Working with distressed loans. VAB Bank has set up two dedicated collection divisions to handle delinquent corporate and retail loans; introduced a range of restructuring options for its customers that include rescheduling of loans, refinancing of foreign currency loans in UAH and other customised approaches depending on the borrower’s financial standing;

•	Cost-cutting and optimisation. VAB Bank completed branch network centralisation, reduced headcount by 26 per cent., started implementation of new IT projects to enhance operation, customer management and product profitability.
In addition VAB Bank has benefited from capital injections of U.S.$63.3 million during the course of 2009 through injections of subordinated debt (equivalent to U.S.$44.5 million) and equity (equivalent to U.S.$18.8 million) although these have been absorbed by the material loan loss provision charges.
The above strategies have allowed VAB Bank to keep operating during the crisis, but they cannot ensure its longer-term sustainability. In addition to the above on-going strategies, VAB Bank intends to revive lending and start generating new business in order to maintain its business. In 2010 VAB Bank plans to start lending to its most stable and reliable customers such as customers under payroll projects who have earned a positive credit history and have stable cash flows. In the corporate area, VAB Bank will focus its efforts on SME’s, work standards and product ranges will be adjusted, customers will be offered documentary operations and sales control system will be implemented (profit per customer, products per customer, CRM and front-office systems). Additionally, VAB Bank sees an opportunity to enter the large corporates sector (a sector which generally includes companies with a good credit history) owing to the current lack of available funding in the Ukrainian market. VAB Bank will concentrate on making short-term hryvnia loans, which pay a higher margin and do not expose it to FX risk.
Despite a gradual revival of lending and recovery of deposit base, VAB Bank expects 2010 to be a challenging year that will reflect the consequences of the previous crisis years. VAB Bank will continue to build up impairment reserves to match the deterioration in the quality of its loan portfolio. Substantial losses are expected to be recorded in 2010 and 2011 but VAB Bank expects full-scale business operations will be resumed starting from 2012.
Although VAB Bank believes that these efforts have been helpful, they have not been adequate to ensure VAB Bank sufficient short-term liquidity, which remains under significant stress. As a result, if the

Extraordinary Resolution is not duly passed, there is a risk that VAB Bank may not be able to meet its obligations under the Loan and the Original Issuer may not be able to make payments under the Notes. VAB Bank is seeking to lengthen its redemption profile by extending the maturity of the Notes and Loan, which will give VAB Bank flexibility to manage through this difficult period and provide flexibility to manage its lending business and asset quality going forward, while providing the investors of the Notes with a partial cash redemption, full payment of accrued interest due and payable, amended Notes with higher and more frequent coupon payments and no reduction in the principal amount due to existing holders of the Notes.
Recent Developments
On 21 December 2009, TBIF Financial Services B.V. (“TBIF”) increased its share in VAB Bank to 63.01 per cent. from 48.9 per cent. The share of another major shareholder, Mr. Sergey Maksimov and members of his family, decreased to 35.4 per cent.
The above changes in the shareholders composition took place following an increase in the share capital of VAB Bank. All the shares of the new issuance have been placed and fully paid-up.
TBIF may further increase its stake in VAB Bank to 98 per cent. On 19 November 2009, TBIF signed a framework agreement with another major shareholder of VAB Bank to buy its shares. The transaction is not expected to be closed before the second quarter of 2010 and is subject to the fulfilment of certain conditions. As of the first half of 2009, VAB Bank’s capital adequacy ratio reached 18 per cent. compared to 15.9 per cent. as of year end 2008. Despite substantial capital injections during 2009 it is anticipated that capital adequacy level as of year end 2009 will stay at a similar level.
In December 2009, VAB Bank was ranked first in Standard & Poor’s Ukrainian Bank Transparency and Disclosure Survey.
NBU Support
VAB Bank has obtained stabilisation loans in UAH from NBU of which UAH936 million is outstanding. The stabilisation facility has been raised in the course of 2009 and rolled over in December 2009 until 2010. The facility has an amortising repayment structure with instalments beginning from the third quarter of 2010 and the heaviest payments falling in the fourth quarter of 2010. NBU stabilisation loans are secured by pledges over certain loans from the VAB Bank portfolio and mortgages over real estate of VAB Bank which makes NBU a secured creditor with the requisite priority ranking.
In addition to the above stabilisation, VAB Bank has about UAH100 million in regular NBU refinancing loans outstanding that are secured by pledges over certain loans from the VAB Bank portfolio.
Permitted Liens
VAB Bank has incurred the NBU stabilisation loans which have been collateralised by a pool of corporate loans and mortgages pursuant to paragraph (j) of the definition of Permitted Liens in the Loan Agreement. VAB Bank is seeking to increase of the basket from 15 per cent. to 20 per cent. of the assets of VAB Bank and its subsidiaries to provide sufficient headroom to the extent there may be a further decrease in the assets of VAB Bank and its subsidiaries as provided for in the Loan Agreement or a fluctuation in other variables which are used for calculating the percentage of Liens as a proportion of the assets of VAB Bank and its subsidiaries as provided for in the Loan Agreement. VAB Bank does not expect to incur further stabilisation loans from the NBU.
Additional Information
In each case where amounts are stated to be payable in respect of the Notes, the obligation of the Original Issuer, or following the Settlement Date, the New Issuer, to make any such payment shall constitute an obligation only to account to the Noteholders, on each date upon which such amounts of principal, interest and additional amounts (if any) are due in respect of the Notes, for all amounts, if any, actually received by or for the account of the Original Issuer or the New Issuer, as applicable, pursuant to the Loan Agreement less amounts in respect of the Reserved Rights as defined in the Loan Agreement. The Original Issuer or, following the Settlement Date, the New Issuer, as applicable, will have no other financial obligation under the Notes.

Recent Legislative Developments
Maximum Interest Rate
From 15 November 2009, NBU reintroduced the maximum interest rate limitations that had been in force in Ukraine prior to October 2008.
As a result, residents of Ukraine are only permitted to borrow foreign loans in U.S.$ (as well as in other foreign currencies falling within the first group of Classifier of Foreign Currencies approved by the Resolution of the NBU No. 34 dated 4 February 1998 as further amended) with the following cost of funding limitations:
For fixed interest rate loans with a maturity of:
-	less than 1 year – maximum 9.8 per cent. per annum;

-	from 1 to 3 years – maximum 10 per cent. per annum; and

-	over 3 years – maximum 11 per cent. per annum.
For floating interest rate loans:
-	U.S.$3-month deposit LIBOR rate plus 750 basis points.
For the purposes of calculating interest rates stated above, the total cost of funding under cross-border loan agreements should include interest, commissions, fees, default interest and other payments which a Ukrainian borrower would be required to make under such loan agreement.
NBU will not register any amendment to foreign currency loans if this would result in the total cost of funding under such agreement exceeding the relevant cost of funding limitation detailed above.
Restriction on Early Performance of Obligations
On 24 November 2009 a new Ukrainian anti-crisis law became effective. This law introduces a number of significant changes to the banking and tax legislation as well as the Ukrainian currency control regime.
In particular, the new law prohibits “early performance” by Ukrainian borrowers of their obligations under cross-border loan agreements. Furthermore, Ukrainian borrowers are, inter alia, prohibited from introducing amendments into their cross-border loan agreements having the effect of shortening the tenors for performance by Ukrainian borrowers of their obligations or allowing for early performance of their obligations under such loan agreements. NBU has been instructed to suspend registration of any such amendments. In absence of any relevant clarification to the above anti-crisis law it may be argued that the described restrictions may apply to early performance of any obligation by the Ukrainian borrowers under the cross-border loan agreements including, inter alia, early repayment of the principal and interest in cases of voluntary prepayments by the borrowers and acceleration by the lenders. There is no established practice on the market as to restructuring of the obligations of the Ukrainian borrowers under cross-border loan agreements in light of the above restrictions. There are, however, precedents of cross-border loan agreements that have been amended to provide for a postponed final maturity date and shortened interest payment periods.
The above mentioned restrictions promulgated by this law are expressed to be of temporary nature in force until 1 January 2011.
Tax Gross-Up
The State Tax Administration of Ukraine has recently provided clarification to the NBU construing certain Ukrainian legislation as prohibiting Ukrainian residents to enter into agreements providing for additional payments to non-resident recipients in order to compensate them for the amount of tax deducted in Ukraine.
No further official interpretation or court practice is available to provide guidance as to the applicability of the tax gross-up provisions. In practice, the NBU tends to interpret the above clarification of the State Tax Administration of Ukraine as prohibiting the application of the tax gross-up provisions in loan agreements.

Notwithstanding such approach of the NBU and State Tax Administration of Ukraine to tax gross-up clauses such clauses are often included in contracts between Ukrainian and foreign parties.
Conclusion
If the Consent Solicitation procedure is not successful, VAB Bank will be unable to meet its obligations to make payments under the Loan Agreement, which in turn would affect the ability of the Original Issuer to make payments under the Notes. Moreover, VAB Bank’s liquidity position will deteriorate further thereby increasing the risk of NBU involvement and imposition of temporary administration, a moratorium on debt repayments or other regulatory measures.

SUBSTITUTION OF THE ORIGINAL ISSUER FOR THE NEW ISSUER
One of the Amendments being sought by VAB Bank relates to a substitution of the Original Issuer for the New Issuer. The Original Issuer has indicated to VAB Bank its intention and desire to resign as lender under the Loan Agreement and issuer under the Trust Deed, the Agency Agreement, the Notes and any ancillary documents thereto. As a result of the Original Issuer’s decision, VAB Bank has been obliged to seek a replacement issuer.
The New Issuer was incorporated and registered in England and Wales under the Companies Act 2006 with limited liability under registration number 7155432. The one issued ordinary share making up the capital of the Company is registered in the name of Capita Trust Nominees No. 1 Limited who holds it in a trust for charitable purposes. The New Issuer’s registered office is situated at 7th Floor, Phoenix House, 18 King William Street, London, EC4N 7HE.
The New Issuer has not previously carried on any business or activity other than those incidental to its incorporation.
The Directors of the New Issuer are Capita Trust Corporate Limited, Capita Trust Corporate Services Limited and Susan Lawrence. The New Issuer has appointed Capita Trust Corporate Limited as its corporate services provider to provide administrative services to the New Issuer pursuant to a corporate services agreement dated 4 March 2010. For the avoidance of doubt, Credit Suisse will continue to provide services to the New Issuer as Paying Agent from and including the Settlement Date.
The substitution of the Original Issuer with the New Issuer shall be contingent on each of (a) a deed of release relating to the release, reassignment or discharge of any existing security arrangements in respect of the Loan Agreement and the Account (as defined in the Trust Deed), (b) a deed of indemnity in favour of the Original Issuer, are executed and delivered on or prior to the Settlement Date and (c) the New Issuer converting from a private limited company to a public limited company prior to the Meeting.
Other than the registration by the NBU of the Supplemental Loan Agreement, pursuant to which the New Issuer will succeed the Original Issuer as lender in respect of the Loan, no further registration, consent or approval will be required under Ukrainian law or regulation, prior to the Settlement Date, in order to affect its appointment as New Issuer and succeed the Original Issuer. In the event that the Supplemental Loan Agreement is not registered by the NBU, the Amendments shall have no affect, regardless of the outcome of the Extraordinary Resolution.

THE SOLICITATION
General
The Original Issuer (acting in conjunction with its proposed successor, the New Issuer), at the request and under the instructions of VAB Bank, is soliciting the approval of the Noteholders, by way of Extraordinary Resolution, of the Amendments. In consideration for, and subject to, the passing of the Extraordinary Resolution by the Noteholders, VAB Bank is offering each Noteholder who validly votes in favour of the Extraordinary Resolution prior to the Expiration Time (and does not subsequently revoke such vote) (subject to the terms and conditions set out in this Memorandum) an amount (rounded down to the nearest U.S.$1,000) equal to 10 per cent. of the Qualifying Notes held by a Qualifying Noteholder (the “Partial Redemption Amount”). By payment of the Partial Redemption Amount on the Original Maturity Date, such principal amount of Notes of the relevant Noteholder as is equal to the Partial Redemption Amount will be redeemed by the New Issuer and shall cease to accrue interest thereafter. If a Noteholder does not vote or votes against the Proposal, it will not be entitled to the Partial Redemption Amount. Subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms, from the Settlement Date, outstanding Notes will accrue interest at the new rate of interest from and including the Settlement Date to but excluding the new Maturity Date irrespective of whether holders thereof voted for, against or did not vote in respect of the Extraordinary Resolution.
The delivery of a valid Electronic Voting Instruction by a Noteholder to the relevant Clearing System will constitute a binding agreement between such Noteholder and the Original Issuer upon receipt by the relevant Clearing System in accordance with the terms and subject to the conditions set out in this Memorandum and in the Electronic Voting Instruction, subject to any rights of revocation as set out herein.
Electronic Voting Instructions should be sent to the relevant Clearing System and should not be sent directly to the Principal Paying Agent, the Paying Agent, the Tabulation Agent, the Trustee, the Solicitation Agent, the Original Issuer, the New Issuer or VAB Bank.
Settlement
Subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms, all Noteholders shall be paid Accrued Interest the Original Maturity Date. Accrued Interest shall be calculated on the basis of (i) the original rate of interest of the Notes (10.125 per cent.) in respect of the period from (and including) 14 December 2009 to (but excluding) the Settlement Date and (ii) the new rate of interest of the Notes (10.5 per cent.) in respect of the period from (and including) the Settlement Date to (but excluding) the Original Maturity Date.
Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Expiration Time will, if the Extraordinary Resolution is passed, receive the Partial Redemption Amount on the Original Maturity Date.
The Solicitation Agent
VAB Bank has retained UBS Limited to act as solicitation agent in connection with the Solicitation (the “Solicitation Agent”).
Disclaimer of the Original Issuer, the New Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Solicitation Agent
In accordance with normal practice, none of the Original Issuer, the New Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent or the Solicitation Agent expresses any opinion as to the merits of the Amendments or the Proposal. None of the Original Issuer, the New Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent or the Solicitation Agent has been involved in formulating or takes any responsibility for the formulation of the Amendments or makes any representation that all relevant information and main risks have been disclosed to Noteholders in or pursuant to this Memorandum and/or the Notice of the Meeting. Accordingly, any Noteholder who is in doubt as to the impact of the implementation of the Amendments should seek their own legal, tax and financial advice.

Amendment and Termination of the Solicitation and the Proposal
VAB Bank, on behalf of the Original Issuer and in conjunction with the New Issuer, may, in its sole discretion, at any time prior to the Expiration Date or an expiration date for an adjourned meeting, as the case may be, request and instruct the Original Issuer to terminate, extend, modify or waive any of the terms of the Proposal or the Solicitation, including (a) amending the terms of the Proposal or the Solicitation; (b) modifying the form or amount of the Partial Redemption Amount (or the conditions relating to the payment thereof); or (c) terminating, amending or varying the procedures related to the Proposal or the Solicitation (including any changes as to the relevant time limits and/or deadlines relating to the Electronic Voting Instructions), as set out in this Memorandum.
Any such amendment, extension, modification or waiver will be followed as promptly as practicable by a public announcement thereof by or on behalf of the Original Issuer and VAB Bank. In the event that the Proposal or the Solicitation is terminated, the Meeting will still be held; however the Meeting will be immediately adjourned indefinitely and no vote in respect of the Extraordinary Resolution will take place.

VOTING AND QUORUM
Noteholders who wish to vote must do so in accordance with the procedures of the relevant Clearing System. Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the Expiration Time on the Expiration Date.
A beneficial owner of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial owners of Notes are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.
Meeting Provisions
The provisions governing the convening and holding of the Meeting (the “Meeting Provisions”) are set out in Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed, copies of which are available for inspection as described herein. See “Documents Incorporated by Reference” above.
IMPORTANT: The Notes are currently in the form of a Global Note. The Global Note is held by a common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and held by Deutsche Bank AG, London Branch in its capacity as common depositary (the “Holder”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a Noteholder for the purposes of attending and voting at, or the quorum for, the Meeting and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below.
A Beneficial Owner not wishing to attend the Meeting (or any adjourned meeting) in person may give a voting instruction through its Accountholder (in the form of an Electronic Voting Instruction in accordance with the standard procedures of Euroclear and/or Clearstream, Luxembourg) via the Tabulation Agent to the Principal Paying Agent and require the Principal Paying Agent to include the votes attributable to its Notes in a block voting instruction issued by the Principal Paying Agent for the Meeting (or any adjourned meeting), in which case the Principal Paying Agent shall appoint an employee of the Tabulation Agent to attend as a proxy and vote at the Meeting (or any adjourned meeting) in accordance with such Beneficial Owner’s instructions.
A Beneficial Owner wishing to attend in person and vote at the Meeting (or any adjourned meeting) may give such direction by way of an Electronic Voting Instruction through its Accountholder via the Tabulation Agent to the Principal Paying Agent. The Principal Paying Agent will be required to issue a voting certificate pursuant to which such Beneficial Owner will, subject to its producing evidence of holding satisfactory to the Principal Paying Agent and the Trustee at the Meeting, be permitted to attend and vote at the Meeting.
A Beneficial Owner wishing to appoint a person other than an employee of the Tabulation Agent to be its proxy to attend and vote at the Meeting (or any adjourned Meeting) may give an Electronic Voting Instruction through its Accountholder via the Tabulation Agent to the Principal Paying Agent to appoint by way of form of proxy such other person as its proxy to vote at the Meeting (or any adjourned meeting) in respect of the Notes held by the Beneficial Owner (or its Accountholder) in Euroclear and/or Clearstream, Luxembourg and represented by the Global Note.
References herein to a “proxy” shall be to any proxy appointed by the Principal Paying Agent under a block voting instruction or any proxy appointed by the Principal Paying Agent under a form of proxy other than where such appointment has been revoked as provided below.
Unless revoked, any appointment of a proxy under a block voting instruction or form of proxy in relation to a Meeting shall remain in force in relation to any resumption of such Meeting following an adjournment; provided, however, that no such appointment of a proxy in relation to a Meeting originally convened which has been adjourned for want of a quorum shall remain in force in relation to such Meeting when it is resumed. Any person appointed to vote at such a Meeting must be re-appointed under a block voting instruction or form of proxy to vote at the Meeting when it is resumed.

Any proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Holder of the Notes shall be deemed for such purposes not to be the holder.
A block voting instruction and a form of proxy cannot be outstanding simultaneously in respect of the same Note.
In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Principal Paying Agent. Such arrangements may be revoked by no later than 48 hours before the time fixed for the Meeting.
An Accountholder whose Notes have been blocked will thus be able to procure that an Electronic Voting Instruction is given in accordance with the procedures of the relevant Clearing System to the Tabulation Agent.
Blocking of Accounts
Subject to the paragraph below, at the time an Accountholder delivers an Electronic Voting Instruction to the Principal Paying Agent via the Tabulation Agent in accordance with the procedures of the Clearing Systems, such Accountholder must also request the relevant Clearing System to block the Notes in his account and to hold the same to the order or under the control of the Principal Paying Agent.
Subject as provided above, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant clearing system on the earliest of (a) as soon as reasonably practicable after the Settlement Date and (b) upon such Note(s) ceasing in accordance with the procedure of the relevant Clearing System and with the agreement of the Principal Paying Agent to be held to its order or under its control in the relevant Clearing System; provided, however, in the case of (b) above, that, if the Principal Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Principal Paying Agent has notified the Original Issuer of the necessary revocation of or amendment to such proxy.
IN ADDITION, THOSE NOTES OF A QUALIFYING NOTEHOLDER WHICH ARE TO BE REDEEMED ON THE ORIGINAL MATURITY DATE WILL CONTINUE TO BE BLOCKED UNTIL THE ORIGINAL MATURITY DATE. ALL OTHER NOTES OF SUCH QUALIFYING NOTEHOLDER WILL BE RELEASED PURSUANT TO THE PARAGRAPH ABOVE.
Form and Content of Electronic Voting Instructions
Electronic Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by a Clearing System sufficiently in advance of the Expiration Time.
Electronic Voting Instructions should clearly specify whether the Beneficial Owner wishes to vote in favour of or against the Extraordinary Resolution.
If Electronic Voting Instructions are not received from or on behalf of a Beneficial Owner by a Clearing System (and such Beneficial Owner does not otherwise make arrangements to vote at the Meeting (or adjourned meeting, as applicable) or to attend in person by appointing a proxy also in advance of the Expiration Time), such Beneficial Owner will be deemed to have declined to vote in respect of the Extraordinary Resolution and shall not be entitled to receive the Partial Redemption Amount.
Acceptance of Electronic Voting Instructions
Upon the terms and subject to the conditions contained in the Meetings’ provisions as set out in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed and applicable law, the Original Issuer will accept all Electronic Voting Instructions validly given and all votes cast at the Meeting representing such Electronic Voting Instructions.

The Original Issuer’s and VAB Bank’s Interpretation Final
The Original Issuer’s and VAB Bank’s interpretation of the terms and conditions of the Proposal and the Solicitation shall be final and binding. No alternative, conditional or contingent giving of Electronic Voting Instructions will be accepted. Unless waived by the Original Issuer and VAB Bank, any defects or irregularities in connection with the giving of Electronic Voting Instructions must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System. None of the Original Issuer, the New Issuer, VAB Bank, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Electronic Voting Instructions nor will such entities incur any liability for failure to give such notification. Such Electronic Voting Instructions will not be deemed to have been delivered until such defects or irregularities have been cured or waived.
All questions as to the validity, form and eligibility (including timing of receipt) in relation to Electronic Voting Instructions will be determined by the Original Issuer and VAB Bank in their sole discretion, which determination shall be conclusive and binding. The Original Issuer and VAB Bank reserve the right to reject any or all Electronic Voting Instructions that are not in proper form or the acceptance of which could, in the opinion of the Original Issuer and VAB Bank or their counsel, be unlawful. The Original Issuer and VAB Bank also reserve the right to waive any and all defects or irregularities in connection with deliveries of particular Electronic Voting Instructions, including, without limitation, with respect to the timing of delivery of such Electronic Voting Instructions, whether or not similar defects or irregularities are waived in respect of other Electronic Voting Instructions.
Required Quorum
The quorum required at the Meeting shall be two or more persons validly (in accordance with the provisions of the Trust Deed) present (each a “voter”) in person representing or holding not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided however that, so long as at least two-thirds of the aggregate principal amount of the outstanding Notes is represented by a Global Note (as defined in the Trust Deed), a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum (the “Single Voter Proviso”).
If within 15 minutes after the time fixed for the Meeting a quorum is not present, the Meeting may be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting. Notice of any adjourned meeting shall be given in the same manner as, and shall contain the same information required for, notice of the Meeting, save that 10 days’ notice (exclusive of the day on which notice is given and of the day on which the adjourned meeting is to be resumed) shall be sufficient and shall contain the quorum requirements which will apply when the adjourned meeting resumes.
At any adjourned meeting, the quorum shall be two or more voters representing or holding not less than one-third of the aggregate principal amount of the outstanding Notes, provided however that, so long as at least one-third of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.
If the Meeting is adjourned for lack of quorum, it is the intention of VAB Bank to arrange for a notice convening the adjourned meeting to be sent to Beneficial Owners as soon as reasonably practicable following such adjournment.
THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT THE AMENDMENTS TO THE LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU ON OR BEFORE THE SETTLEMENT DATE, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.

Required Majority
To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting or adjourned meeting, as applicable, duly convened and held in accordance with the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed by a majority of not less than three-quarters of the votes cast.
Voting at the Meeting
Except where the Single Voter Proviso applies, every question submitted to the Meeting or adjourned meeting, as applicable, shall be decided in the first instance by a show of hands.
Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.
A demand for a poll shall be valid if it is made by the chairman, the Original Issuer, the Trustee or one or more voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the relevant Meeting for any other business as the chairman directs.
On a show of hands every voter shall have one vote. On a poll every voter shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.
Consequences of the Extraordinary Resolution being Approved
If the Extraordinary Resolution is duly passed at the Meeting (or adjourned meeting, as applicable) duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting (or adjourned meeting, as applicable), and each of them shall be bound to give effect to it accordingly.

GENERAL/CONTACT DETAILS
This Memorandum, and any non-contractual obligations arising out of or in connection with it, are governed by, and shall be construed in accordance with, English law.
Any questions regarding the terms of the Proposal or the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:
The Solicitation Agent is:
UBS LIMITED
1 Finsbury Avenue
London EC2M 2PP
United Kingdom
Attention: Liability Management Group
By telephone: +44 (0) 20 7567 0525
By email: mark-t.watkins@ubs.com
By facsimile: +44 (0) 20 7568 5332
The Tabulation Agent is:
LUCID ISSUER SERVICES LIMITED
Leroy House
436 Essex Road
London N1 3QP
United Kingdom

By telephone: +44 (0) 20 7704 0880
By email: VAB@lucid-is.com
By facsimile: +44 (0) 7067 9098
Attention: Lee Pellicci / David Shilson
The Principal Paying Agent is:
DEUTSCHE BANK AG LONDON BRANCH
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom
The Paying Agent is:
CREDIT SUISSE
Paradeplatz 8
CH-8070 Zurich
Switzerland

APPENDIX A
FORM OF NOTICE OF THE MEETING
THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT YOUR OWN INDEPENDENT PROFESSIONAL ADVISERS IMMEDIATELY.
THE PROPOSAL MADE BY THE BORROWER, WHICH RELATES TO THE MEETING OF NOTEHOLDERS BEING CONVENED BY THE ORIGINAL ISSUER, IS NOT BEING MADE AND WILL NOT BE MADE IN OR INTO THE REPUBLIC OF ITALY. NEITHER THIS NOTICE NOR ANY OTHER DOCUMENT RELATING TO THE MEETING OF NOTEHOLDERS HAS BEEN PREPARED FOR PURPOSES OF ANY SOLICITATION OR OFFER TO PURCHASE NOTES IN THE REPUBLIC OF ITALY, AND THIS NOTICE AND SUCH OTHER DOCUMENTS MAY NOT BE DISTRIBUTED OR MADE AVAILABLE IN THE REPUBLIC OF ITALY FOR SUCH PURPOSE. NEITHER THIS NOTICE NOR ANY OTHER DOCUMENT RELATING TO THE MEETING OF NOTEHOLDERS HAS BEEN SUBMITTED TO THE CLEARANCE PROCEDURE OF THE COMMISSIONE NAZIONALE PER LE SOCIETÀ E LA BORSA (CONSOB) PURSUANT TO ITALIAN LAWS AND REGULATIONS.
THE CONSENT SOLICITATION IS MADE FOR THE SECURITIES OF A NON-U.S. COMPANY. THE CONSENT SOLICITATION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE VAB BANK AND ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS, IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.
THE CONSENT SOLICITATION MAY NOT BE MADE IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THERE WILL BE NO PUBLIC OFFER OF SECURITIES IN THE UNITED STATES.
NOTICE OF MEETING
CREDIT SUISSE INTERNATIONAL
(incorporated in England and Wales)
(the “Original Issuer” or the “Original Lender”)
acting in conjunction with
OPEN JOINT-STOCK COMPANY VSEUKRAINSKY AKSIONERNY BANK
(incorporated in Ukraine)
(“VAB Bank” or the “Borrower”)
and
the proposed successor issuer, VAB FINANCE NO 1 LIMITED
(incorporated in England and Wales)
(the “New Issuer” or the “New Lender”)
in respect of the
U.S.$125,000,000 10.125 per cent. Loan Participation Notes due 2010 (of which U.S.$122,000,000 are outstanding) (the “Notes”) issued by, but with limited recourse to, the Original Issuer for the sole purpose of funding a loan to VAB Bank

ISIN: XS0303241615	Common Code: 030324161	Swiss Security Number: 3132009

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed (as defined below) constituting the Notes and made between the Original Issuer and Deutsche Trustee Company Limited as trustee for the Noteholders (the “Trustee”), a Meeting of the Noteholders will be held on 22 March 2010 at the offices of White & Case LLP, 5 Old Broad Street, London EC2N 1DW, United Kingdom, at 4:00 p.m. (London time) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed. Unless the context otherwise requires, capitalised terms used in this notice shall bear the meanings given to them in the Memorandum (as defined below).
EXTRAORDINARY RESOLUTION
“THAT THIS MEETING (the “Meeting”) of the holders (the “Noteholders”) of the U.S.$125,000,000 10.125 per cent. Loan Participation Notes due 2010 (of which U.S.$122,000,000 are outstanding) (the “Notes”) issued by but with limited recourse to, Credit Suisse International (the “Original Issuer” or the “Original Lender”) for the sole purpose of funding a loan to Open Joint-Stock Company Vseukrainsky Aksionerny Bank (“VAB Bank” or the “Borrower”) pursuant to a loan agreement between the Original Issuer and VAB Bank dated 30 May 2007 (the “Loan Agreement”), and constituted by a trust deed dated 6 June 2007 (the “Trust Deed”) between the Original Issuer and Deutsche Trustee Company Limited (the “Trustee”), by Extraordinary Resolution (as defined in the Trust Deed) HEREBY:
(1)	assents to and approves, and authorises, directs, requests and empowers the Trustee to agree to the substitution of the Original Issuer with VAB Finance No 1 Limited (the “New Issuer” or the “New Lender”) and the substitution of the Original Lender with the New Lender;

(2)	assents to and approves, and authorises, directs, requests and empowers the Trustee to agree to certain amendments to the commercial terms of the Notes and the Loan as follows:
(a)	the extension of the final maturity date of the Notes from 14 June 2010 to the fourth anniversary of the Original Maturity Date;

(b)	the extension of the repayment date of the Loan from 14 June 2010 to the fourth anniversary of the Original Maturity Date;

(c)	an increase in the rate of interest on the Notes from 10.125 per cent. per annum to 10.5 per cent. per annum effective from the Settlement Date;

(d)	an increase in the rate of interest on the Loan from 10.125 per cent. per annum to 10.5 per cent. per annum effective from the Settlement Date;

(e)	the change in frequency of the payment of interest under the Notes from semi-annually to quarterly, payable every quarter year after the Original Maturity Date commencing on Original Maturity Date;

(f)	the change in frequency of the payment of interest under the Loan from semi-annually to quarterly, payable every quarter year after the Original Maturity Date commencing on Original Maturity Date;

(g)	the addition of a partial redemption under the Notes;

(h)	the addition of a partial repayment under the Loan;

(i)	an amendment to paragraph (j) of the definition of “Permitted Liens” in the Loan Agreement to increase the maximum permitted aggregate principal amount of Indebtedness secured by Liens at any one time from 15 per cent. to 20 per cent. of the Group’s assets as determined pursuant to the terms of the Loan Agreement;

(j)	an amendment to the form of each of the Permanent Global Note and the Definitive Note so that the only instance in which a Noteholder may exchange its interests in the Permanent Global Note for a Definitive Note would be in the event that the Clearing Systems permanently go out of business without a successor; and

(k)	the change in the minimum denomination of the Notes from U.S.$100,000 to U.S.$90,000;
(3)	authorises, directs, requests and empowers the Trustee and the New Issuer on the Settlement Date to remove the existing Permanent Global Note (as defined in the Trust Deed) from the Common Depositary and replace it with a new Permanent Global Note reflecting the applicable changes listed in paragraphs (1) and (2) of this Extraordinary Resolution.

(4)	authorises, directs, requests and empowers the Trustee to agree all other such amendments to the Loan Agreement, the Agency Agreement, the Conditions of the Notes and the Trust Deed as are necessary and/or expedient to give effect to the amendments and modifications set out in paragraphs (1) and (2) of this Extraordinary Resolution;

(5)	authorises and requests the Trustee to concur in and execute a deed of release relating to the release, reassignment or discharge of the existing security arrangements in respect of the Loan Agreement and the Account (as defined in the Trust Deed);

(6)	authorises and requests the Trustee to concur in and execute all such deeds, instruments, acts and things that may be necessary, appropriate or desirable in the opinion of the Trustee to carry out and give effect to this Extraordinary Resolution and the implementation of the amendments and modifications referred to in paragraphs (1) and (2) above;

(7)	discharges and exonerates the Original Issuer, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Solicitation Agent (as defined below) from all liability for which it or they may have become or may become liable under the Trust Deed, the Loan Agreement, the Agency Agreement or the Notes in respect of any act or omission (not arising from their own, or any of their, gross negligence, wilful misconduct or bad faith) including, without limitation in connection with this Extraordinary Resolution or its implementation, the amendments and modifications referred to in paragraphs (1) and (2) above or the implementation of those amendments and modifications; and

(8)	sanctions and assents to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Noteholders against the Original Issuer or against any of its/their property whether such rights shall arise under the Trust Deed or otherwise involved in or resulting from the amendments and modifications referred to in paragraphs (1) and (2) above.
Subject to the Extraordinary Resolution having been duly passed and the conditions set out in this Notice of Meeting being met, the amendments set out in this Extraordinary Resolution shall become effective from the Settlement Date.
THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT THE AMENDMENTS TO THE LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU ON OR BEFORE THE SETTLEMENT DATE, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.
Unless the context otherwise requires, capitalised terms used in this Extraordinary Resolution shall bear the meanings given to them in the Trust Deed (incorporating the Conditions), Loan Agreement, the Agency Agreement and the Consent Solicitation Memorandum relating to the Notes dated 5 March 2010 (the “Memorandum”).”
Background
The Original Issuer (acting in conjunction with its proposed successor, the New Issuer), at the request and under the instructions of VAB Bank, is soliciting consents to amend the Trust Deed, the Loan Agreement, the Agency Agreement, the Conditions and any documents ancillary thereto as described in the Extraordinary Resolution above. Descriptions of the background to the Consent Solicitation and of certain risk factors relating to the Consent Solicitation are set out in the Memorandum, a copy of which is available as indicated below.
Documents Available for Inspection
Noteholders may inspect copies of the documents set out below at the specified offices of the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Solicitation Agent set out below:
Documents available for inspection at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) from the date of this Notice and at the Meeting (or adjourned meeting, as applicable):
•	the Trust Deed;

•	the Loan Agreement;

•	the Agency Agreement;

•	the Memorandum; and

•	this Notice of Meeting.
Documents available for inspection and collection at the addresses stated above during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to and at the Meeting (or adjourned meeting, as applicable):
•	the draft Supplemental Trust Deed (including the Amended Conditions);

•	the draft Supplemental Agency Agreement; and

•	the draft Supplemental Loan Agreement.
General
The attention of Noteholders is particularly drawn to the quorum required for the Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, Noteholders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.
Noteholders who wish to vote must do so in accordance with the procedures of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme (together, the “Clearing Systems”). Noteholders should note that they must allow sufficient time for compliance with the standard operating procedures of the Clearing Systems in order to ensure delivery of their voting instructions to the Tabulation Agent in advance of the Expiration Time on the Expiration Date.
Direct participants in any Clearing System by submission of Electronic Voting Instructions (as defined below) authorise such Clearing System to disclose their identity to the Original Issuer, the New Issuer, VAB Bank, UBS Limited (the “Solicitation Agent”), the Principal Paying Agent, the Paying Agent, the Tabulation Agent and the Trustee.
A Beneficial Owner (as defined below) of Notes held through a broker, dealer, commercial bank, custodian, trust company or Accountholder must provide appropriate instructions to such person in order to cause Electronic Voting Instructions to be delivered with respect to such Notes. Beneficial Owners are urged to contact any such person promptly to ensure timely delivery of such Electronic Voting Instructions.
None of the Original Issuer, the New Issuer, the Trustee, the Solicitation Agent, the Principal Paying Agent, the Paying Agent or the Tabulation Agent expresses any view as to the merits of the amendments and modifications referred to in paragraphs (1) and (2) of the Extraordinary Resolution or the Extraordinary Resolution but the Trustee does not object to the amendments and modifications referred to in paragraphs (1) and (2) of the Extraordinary Resolution and the Extraordinary Resolution being put to Noteholders for their consideration. None of the Original Issuer, the New Issuer, the Trustee, the Principal Paying Agent, the

Paying Agent, the Solicitation Agent, or the Tabulation Agent has been involved in negotiating or takes any responsibility in the formulation of the amendments and modifications referred to in paragraphs (1) and (2) of the Extraordinary Resolution or the Extraordinary Resolution and none of them makes any representation that all relevant information has been disclosed to the Noteholders in or pursuant to the Memorandum and the Notice of Meeting. Noteholders who are unsure of the impact of the amendments and modifications referred to in paragraphs (1) and (2) of the Extraordinary Resolution and the Extraordinary Resolution should seek their own financial, legal, accounting and tax advice.
VAB Bank will bear legal, accounting and other professional fees and expenses of the Original Issuer, the Tabulation Agent and the Solicitation Agent as such are associated with the amendments and modifications referred to in paragraphs (1) and (2) of the Extraordinary Resolution, as more particularly agreed with the Original Issuer, the Tabulation Agent, the Trustee and the Solicitation Agent.
The substitution of the Original Issuer with the New Issuer shall be contingent on each of (a) a deed of release relating to the release, reassignment or discharge of any existing security arrangements in respect of the Loan Agreement and the Account (as defined in the Trust Deed), (b) a deed of indemnity in favour of the Original Issuer, are executed and delivered on or prior to the Settlement Date and (c) the New Issuer converting from a private limited company to a public limited company prior to the Meeting.
Partial Redemption Amount
The Partial Redemption Amount is being offered to each Noteholder who approves the Extraordinary Resolution by delivering (and not subsequently revoking) Electronic Voting Instructions in favour of the Extraordinary Resolution at the Meeting at which the Extraordinary Resolution is passed, in consideration for, and subject to, the passing of the Extraordinary Resolution, as further described herein.
Subject to the terms and conditions specified in this Memorandum, Noteholders who submit a valid Electronic Voting Instruction, in favour of the Extraordinary Resolution by no later than 12:00 p.m. (London time) on the Expiration Date and who do not revoke their Electronic Voting Instruction or otherwise make arrangements to abstain from voting in respect of the Extraordinary Resolution will be entitled to receive the Partial Redemption Amount on the Original Maturity Date if the Extraordinary Resolution is duly passed and becomes effective in accordance with its terms. Noteholders who have submitted Electronic Voting Instructions prior to 12:00 p.m. (London time) on the Expiration Date shall not be entitled to revoke such instruction after such time on such date, unless (a) such a revocation is otherwise required by law or permitted by the Trust Deed and (b) the relevant Noteholder submits a revocation instruction in accordance with the terms of the relevant Clearing System to the applicable Clearing System. See “Revocation of Voting Instructions” below. The Partial Redemption Amount payable to a Noteholder shall be an amount (rounded down to the nearest U.S.$1,000) equal to 10 per cent. of the Qualifying Notes held by such Noteholder. By payment of the Partial Redemption Amount on the Original Maturity Date, such principal amount of Notes of the relevant Noteholder as is equal to the Partial Redemption Amount will be redeemed by the New Issuer and shall cease to accrue interest thereafter.
If a Noteholder does not vote or votes against the Proposal, they will not be entitled to the Partial Redemption Amount. Subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms, from the Settlement Date, outstanding Notes will accrue interest at the new rate of interest from and including the Settlement Date to but excluding the new Maturity Date irrespective of whether holders thereof voted for, against or did not vote in respect of the Extraordinary Resolution.
Noteholders who submit or deliver their Electronic Voting Instructions after the Expiration Date will not be eligible to vote nor to receive the Partial Redemption Amount.
Noteholders who vote in favour of the Extraordinary Resolution relating to the Proposal in accordance with the Solicitation and prior to the Expiration Time will, if the Extraordinary Resolution is passed, receive the Partial Redemption Amount on the Original Maturity Date.
The Partial Redemption Amount will be transferred to the Clearing Systems for onward delivery to Noteholders to whom it is payable on the Original Maturity Date subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms. A Qualifying Noteholder eligible for the Partial Redemption Amount will have 10 per cent. of its Qualifying Notes (rounded down to the nearest U.S.$1,000) blocked in the Clearing Systems until the Original Maturity Date. The remaining 90 per cent. of the Qualifying Notes will be free to trade in the Clearing Systems following the Settlement Date.
Accrued Interest
Subject to the Extraordinary Resolution having been duly passed and having become effective in accordance with its terms, all Noteholders shall be paid Accrued Interest on the Original Maturity Date. Accrued Interest shall be calculated on the basis of (i) the original rate of interest of the Notes (10.125 per cent.) in respect of the period from (and including) 14 December 2009 to (but excluding) the Settlement Date and (ii) the new rate of interest of the Notes (10.5 per cent.) in respect of the period from (and including) the Settlement Date to (but excluding) the Original Maturity Date.
Voting and Quorum
1.	The relevant provisions governing the convening and holding of meetings of Noteholders are set out in Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed, a copy of which is available for inspection as referred to above.

IMPORTANT: The Notes are currently in the form of a Global Note. The Global Note is held by a common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and held by Deutsche Bank AG, London Branch in its capacity as common depositary (the “Holder”). Each person (a “Beneficial Owner”) who is the owner of a particular nominal amount of the Notes through Euroclear, Clearstream, Luxembourg or their respective account holders (“Accountholders”), should note that such person will not be a Noteholder for the purposes of attending and voting at, or the quorum for, the Meeting and will only be entitled to attend and vote at the meeting or appoint a proxy to do so in accordance with the procedures set out below.

2.	A Beneficial Owner not wishing to attend the Meeting (or any adjourned meeting) in person may give a voting instruction through its Accountholder (in the form of an Electronic Voting Instruction in accordance with the standard procedures of Euroclear and/or Clearstream, Luxembourg) via the Tabulation Agent to the Principal Paying Agent and require the Principal Paying Agent to include the votes attributable to its Notes in a block voting instruction issued by the Principal Paying Agent for the Meeting (or any adjourned meeting), in which case the Principal Paying Agent shall appoint an employee of the Tabulation Agent to attend as a proxy and vote at the Meeting (or any adjourned meeting) in accordance with such Beneficial Owner’s instructions.

3.	A Beneficial Owner wishing to attend in person and vote at the Meeting (or any adjourned meeting) may give such direction by way of an Electronic Voting Instruction through its Accountholder via the Tabulation Agent to the Principal Paying Agent. The Principal Paying Agent will be required to issue a voting certificate pursuant to which such Beneficial Owner will, subject to its producing evidence of holding satisfactory to the Principal Paying Agent and the Trustee at the Meeting, be permitted to attend and vote at the Meeting.

4.	A Beneficial Owner wishing to appoint a person other than an employee of the Tabulation Agent to be its proxy to attend and vote at the Meeting (or any adjourned Meeting) may give an Electronic Voting Instruction through its Accountholder via the Tabulation Agent to the Principal Paying Agent to appoint by way of form of proxy such other person as its proxy to vote at the Meeting (or any adjourned meeting) in respect of the Notes held by the Beneficial Owner (or its Accountholder) in Euroclear and/or Clearstream, Luxembourg and represented by the Global Note.

5.	References herein to a “proxy” shall be to any proxy appointed by the Principal Paying Agent under a block voting instruction or any proxy appointed by the Principal Paying Agent under a form of proxy other than where such appointment has been revoked as provided below.

6.	Unless revoked, any appointment of a proxy under a block voting instruction or form of proxy in relation to a Meeting shall remain in force in relation to any resumption of such Meeting following an adjournment; provided, however, that no such appointment of a proxy in relation to a Meeting originally convened which has been adjourned for want of a quorum shall remain in force in relation to such Meeting when it is resumed. Any person appointed to vote at such a Meeting must be re-appointed under a block voting instruction or form of proxy to vote at the Meeting when it is resumed.
7.	Any proxy so appointed shall, so long as such appointment remains in force, be deemed for all purposes in connection with the meeting to be the holder of the Notes to which such appointment relates and the Holder of the Notes shall be deemed for such purposes not to be the holder.

8.	A block voting instruction and a form of proxy cannot be outstanding simultaneously in respect of the same Note.

9.	In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the relevant Clearing System to block the Notes in the relevant Accountholder’s account and to hold the same to the order or under the control of the Principal Paying Agent. Such arrangements may only be revoked as required by law or permitted under the Trust Deed.

10.	An Accountholder whose Notes have been blocked will thus be able to procure that an Electronic Voting Instruction is given in accordance with the procedures of the relevant Clearing System to the Tabulation Agent.

11.	Subject to the paragraph below, at the time an Accountholder delivers an Electronic Voting Instruction to the Principal Paying Agent via the Tabulation Agent in accordance with the procedures of the Clearing Systems, such Accountholder must also request the relevant Clearing System to block the Notes in his account and to hold the same to the order or under the control of the Principal Paying Agent.

12.	Subject as provided above, any Note(s) so held and blocked for either of these purposes will be released to the Accountholder by the relevant clearing system on the earliest of (i) as soon as reasonably practicable after the Settlement Date and (ii) upon such Note(s) ceasing in accordance with the procedure of the relevant clearing system and with the agreement of the Principal Paying Agent to be held to its order or under its control in the relevant clearing system; provided, however, in the case of (ii) above, that, if the Principal Paying Agent has caused a proxy to be appointed in respect of such Note(s), such Note(s) will not be released to the relevant Accountholder unless and until the Principal Paying Agent has notified the Original Issuer and VAB Bank of the necessary revocation of or amendment to such proxy.

IN ADDITION, THOSE NOTES OF A QUALIFYING NOTEHOLDER WHICH ARE TO BE REDEEMED ON THE ORIGINAL MATURITY DATE WILL CONTINUE TO BE BLOCKED UNTIL THE ORIGINAL MATURITY DATE. ALL OTHER NOTES OF SUCH QUALIFYING NOTEHOLDER WILL BE RELEASED PURSUANT TO THE PARAGRAPH ABOVE.

13.	Electronic Voting Instructions must comply with and be transmitted in accordance with the usual procedure of the relevant Clearing System, so as to be received by a Clearing System sufficiently in advance of the Expiration Time.

14.	Electronic Voting Instructions should clearly specify whether the Beneficial Owner wishes to vote in favour of or against the Extraordinary Resolution.

15.	If Electronic Voting Instructions are not received from or on behalf of a Beneficial Owner by a Clearing System (and such Beneficial Owner does not otherwise make arrangements to vote at the Meeting (or adjourned meeting, as applicable) or to attend in person by appointing a proxy also in advance of the Expiration Time), such Beneficial Owner will be deemed to have declined to vote in respect of the Extraordinary Resolution and shall not be entitled to receive the Partial Redemption Amount.

16.	Upon the terms and subject to the conditions contained in the Meetings’ provisions as set out in Schedule 5 (Provisions for Meetings of Noteholders) of the Trust Deed and applicable law, the

Original Issuer will accept all Electronic Voting Instructions validly given and all votes cast at the Meeting representing such Electronic Voting Instructions.
17.	The Original Issuer’s and VAB Bank’s interpretation of the terms and conditions of the Proposal and the Solicitation shall be final and binding. No alternative, conditional or contingent giving of Electronic Voting Instructions will be accepted. Unless waived by the Original Issuer and VAB Bank, any defects or irregularities in connection with the giving of Electronic Voting Instructions must be cured within such time as is permitted in accordance with the procedures of the relevant Clearing System. None of the Original Issuer, the New Issuer, VAB Bank, the Trustee, the Principal Paying Agent, the Paying Agent, the Tabulation Agent, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities in such Electronic Voting Instructions nor will such entities incur any liability for failure to give such notification. Such Electronic Voting Instructions will not be deemed to have been delivered until such defects or irregularities have been cured or waived.

18.	All questions as to the validity, form and eligibility (including timing of receipt) in relation to Electronic Voting Instructions will be determined by the Original Issuer and VAB Bank in their sole discretion, which determination shall be conclusive and binding. The Original Issuer and VAB Bank reserve the right to reject any or all Electronic Voting Instructions that are not in proper form or the acceptance of which could, in the opinion of the Original Issuer and VAB Bank or their counsel, be unlawful. The Original Issuer and VAB Bank also reserve the right to waive any and all defects or irregularities in connection with deliveries of particular Electronic Voting Instructions, including, without limitation, with respect to the timing of delivery of such Electronic Voting Instructions, whether or not similar defects or irregularities are waived in respect of other Electronic Voting Instructions.

19.	The quorum required at the Meeting shall be two or more persons validly (in accordance with the provisions of the Trust Deed) present (each a “voter”) in person representing or holding not less than two-thirds of the aggregate principal amount of the outstanding Notes, provided however that so long as at least two-thirds of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum (the “Single Voter Proviso”).

20.	If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting may be adjourned for such period, being not less than 14 days nor more than 42 days, and to such time and place as may be appointed by the chairman (with the approval of the Trustee) either at or subsequent to the Meeting. Notice of any adjourned meeting shall be given in the same manner as notice of the original Meeting, save that 10 days’ notice (exclusive of the day on which notice is given and of the day on which the Meeting is to be resumed), shall be sufficient and shall contain the quorum requirements which will apply when the Meeting resumes and information required for the notice of the original Meeting shall be given.

21.	At any adjourned meeting, the quorum shall be two or more voters representing or holding not less than one-third of the aggregate in principal amount of the outstanding Notes, provided however that, so long as at least one-third of the aggregate principal amount of the outstanding Notes is represented by a Global Note, a single voter appointed in relation thereto or being the holder of the Notes represented thereby shall be deemed to be two voters for the purposes of forming a quorum.

22.	If the Meeting is adjourned for lack of quorum, it is the intention of VAB Bank to arrange for a notice convening the adjourned meeting to be sent to Beneficial Owners as soon as reasonably practicable following such adjournment.

23.	THE IMPLEMENTATION OF THE AMENDMENTS IN FULL WILL REQUIRE REGISTRATION OF THE AMENDMENTS TO THE LOAN AGREEMENT WITH THE NBU. TO THE EXTENT THAT THE AMENDMENTS TO THE LOAN AGREEMENT ARE NOT REGISTERED WITH THE NBU ON OR BEFORE THE SETTLEMENT DATE, NO AMENDMENTS SET OUT IN THE EXTRAORDINARY RESOLUTION SHALL TAKE EFFECT REGARDLESS OF THE OUTCOME OF THE MEETING.

24.	To be passed in relation to the Notes, the Extraordinary Resolution must be passed at a Meeting or adjourned meeting, as applicable, duly convened and held in accordance with the provisions of Schedule 5 (Provisions for Meetings of Noteholders) to the Trust Deed by a majority of not less than three-quarters of the votes cast.

25.	Except where the Single Voter Proviso applies, every question submitted to the Meeting shall be decided in the first instance by a show of hands.

26.	Unless a poll is validly demanded before or at the time that the result is declared, the chairman’s declaration that on a show of hands the Extraordinary Resolution has been passed, passed by a particular majority, rejected or rejected by a particular majority shall be conclusive, without proof of the number of votes cast for, or against, the Extraordinary Resolution.

27.	A demand for a poll shall be valid if it is made by the chairman, the Original Issuer, the Trustee or one or more voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding Notes. The poll may be taken immediately or after such adjournment as the chairman directs, but any poll demanded on the election of the chairman or on any question of adjournment shall be taken at the Meeting without adjournment. A valid demand for a poll shall not prevent the continuation of the relevant Meeting for any other business as the chairman directs.

28.	On a show of hands every holder of the Notes who is present in person or any person who is a proxy or a representative shall have one vote. On a poll every such person shall have one vote in respect of each U.S.$1,000 in aggregate face amount of the outstanding Note(s) represented or held by him. Without prejudice to the obligations of the proxies, a person entitled to more than one vote shall not be obliged to exercise all the votes to which he is entitled or to cast all the votes which he exercises in the same way. In the case of a voting tie, the chairman shall have a casting vote.

29.	If the Extraordinary Resolution is duly passed at the Meeting (or adjourned meeting, as applicable) duly convened and held in accordance with the Trust Deed, the Extraordinary Resolution shall be binding on all the Noteholders, whether or not present at the Meeting (or adjourned meeting, as applicable), and each of them shall be bound to give effect to it accordingly.

30.	This notice and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

Any questions regarding the terms of the Solicitation may be directed to the Solicitation Agent at the address and telephone number specified below:
The Solicitation Agent is:
UBS LIMITED
1 Finsbury Avenue
London EC2M 2PP
United Kingdom
Attention: Liability Management Group
By telephone: +44 (0) 20 7567 0525
By email: mark-t.watkins@ubs.com
By facsimile: +44 (0) 20 7568 5332
The Tabulation Agent is:
LUCID ISSUER SERVICES LIMITED
Leroy House,
436 Essex Road
London N1 3QP
United Kingdom

By telephone: +44 (0) 20 7704 0880
By email: VAB@lucid-is.com
By facsimile: +44 (0) 7067 9098
Attention: Lee Pellicci / David Shilson
The Principal Paying Agent is:
DEUTSCHE BANK AG, LONDON BRANCH
Winchester House
1 Great Winchester Street
London EC2N 2DB
United Kingdom
The Paying Agent is:
CREDIT SUISSE
Paradeplatz 8
CH-8070 Zurich
Switzerland
This notice is given by:
CREDIT SUISSE INTERNATIONAL
One Cabot Square
London E14 4QJ
United Kingdom
acting in conjunction with Open Joint-Stock Company Vseukrainsky Aksionerny Bank, in its capacity as borrower under the Loan Agreement and VAB Finance No 1 Limited, in its capacity as the proposed successor issuer.
5 March 2010